EXHIBIT 1

BREAKWATER RESOURCES LTD.
2004 THIRD QUARTER INTERIM REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

THIRD CONSECUTIVE PROFITABLE QUARTER, NET EARNINGS OF $2.4 MILLION AND INTEGRATION OF MYRA FALLS OPERATION COMMENCED

      The following discussion of the financial condition and results of operations of Breakwater Resources Ltd. ("Breakwater" or the "Company") constitutes management's review of the factors that affected the Company's financial and operating performance for the third quarter and nine months ended September 30, 2004, and should be read in conjunction with the Company's MD&A included in the 2003 Annual Report.

      OVERVIEW

      The Company recorded its third consecutive profitable quarter realizing net earnings of $2.4 million for the quarter ended September 30, 2004, compared with a net loss of $5.7 million for the same period in 2003, an $8.1 million dollar improvement. The impact of the acquisition of the Myra Falls mine in the third quarter reduced net earnings by $1.5 million and generated $0.1 million in cash flow. For the nine months ended September 30, 2004, the Company realized net earnings of $9.0 million compared with $2.0 million in the first nine months of 2003. The first nine months of 2003 included a one time gain of $10.3 million and a foreign exchange gain of $9.6 million on US dollar denominated debt. Removing those two items from the 2003 net earnings shows an improvement in the first nine months of 2004 net earnings of $27.1 million. Continued stronger US dollar metal prices were the main reason for the improvement, however, a much stronger Canadian dollar tempered the improvement somewhat (see the "Statement of Operations Review" and the "Summary of Quarterly Results" for further details).

      The Company completed the acquisition of Boliden Westmin (Canada) Limited ("BWCL") on July 23, 2004, and assumed full management of the Myra Falls zinc, copper, gold and silver mine located on Vancouver Island in British Columbia. BWCL's name was changed to NVI Mining Ltd. ("NVI"). The financial results of NVI have been consolidated in the Company's financial statements as at September 30, 2004, reflecting results for the period from July 23 to September 30, 2004. The acquisition was accounted for as a purchase transaction in accordance with CICA Handbook Section 1581, Business Combinations (see Note 2).

[GRAPHIC OMITTED]

      As a result of the higher metal prices the contribution from mining activities was $6.6 million for the third quarter of 2004 compared with a loss of $3.8 million in the third quarter of 2003, a $10.4 million increase. For the first nine months of 2004, the contribution from mining activities was $21.9 million compared with a loss of $11.0 million in 2003, a $32.9 million increase.

      The Company's zinc production increased to 105.1 million pounds of zinc contained in concentrate in the third quarter of 2004 compared with 85.3 million pounds in the third quarter of 2003. This increase resulted mainly from the addition of the Myra Falls mine, which contributed 20.9 million pounds of zinc contained in concentrate in the quarter. For the nine months ended September 30, 2004, zinc production was slightly higher at 278.4 million pounds compared with
272.9 million pounds for the same period in 2003.

      The Company commenced final reclamation work at the Nanisivik mine site in the quarter with the work focused largely on the construction of the tailings ponds covers. With this component principally completed by the end of October, the remaining 60 percent of the project is scheduled for completion in 2005.

      The El Toqui expansion of the milling operations was completed in the second quarter of 2004. The mine began a ramp-up to coincide with the increased milling capacity. This was achieved during the second quarter of 2004. The focus has now shifted to exploration activities on the high gold grade Aserradero zone and the Concordia zones. In addition, the driving of a portal entry into the Estatuas zone was started during the third quarter and is expected to reach the ore zone late in the fourth quarter.

      At El Mochito, the focus was on developing drilling platforms to upgrade resources in two critical areas of the mine; the Salva Vida Northeast and the Santo Nino. In the Salva Vida Northeast, there are currently two drills operating and once this delineation work is completed there will be sufficient development in place to allow exploration of the San Jose area to the northeast. In the Santo Nino area, two sections have been drill tested and indications are that the manto mineralization extends westward to the Yojoa area.


Renewed Commitment to Growth           1               Breakwater Resources Ltd.

The development on the 2790 level has proceeded rapidly and the current mineral resource is now within reach for further delineation drilling.

      At Bouchard-Hebert, the Company continued to explore areas in close proximity to the mine and will carry out geophysics and other exploration activities in the immediate area of the mine throughout the remainder of the year. Diamond drilling continued during the quarter on an area northwest of the Bouchard-Hebert mine to investigate a Pulse-EM "off-hole" geophysical anomaly in hole BW-02-136; however, two holes were abandoned due to excess hole deviation and stuck rods. Hole BW-04-149 hit a narrow band of mineralization in the target area; however, no economic grades were encountered. A new hole is presently being drilled to further investigate this anomaly and will be completed in the fourth quarter. Two holes were drilled to the southeast of the mine to investigate some high powered PP geophysical targets; however, these holes only encountered minor mineralization.

      At Bougrine, the Bou Khil Project drilling of the southwest and northeast extensions of the resource block was conducted during the quarter. Results of the drill program showed lower grades than expected and did not justify further follow up given the short strike length of the target zone. Based on the assumed mineable reserves, a preliminary technical and economic assessment was conducted. It was concluded that, based on the small tonnage available, the grade of the resource and the remaining mine life of the Bougrine mine, the mining of the Bou Khil Project would be uneconomic.

OUTLOOK

      As noted earlier, the Company completed its acquisition of BWCL during the quarter and is presently engaged in integrating the Myra Falls mine into Breakwater's stable of assets. With these additional operating responsibilities came a need to reorganize the operating management structure of the Company and this was undertaken during the third quarter. In this regard, the Company is pleased to announce the following appointments:

      Mr. John McCombe, P. Eng., has been promoted to Vice President, Operations and President of NVI from Vice President, Latin American Operations effective October 16, 2004, and has responsibility for the Company's operations, globally.

      Mr. Robert Byrd Jr., has been appointed as Vice President, Latin American Operations and will have responsibility for all Latin American operations.

      Mr. Rod Lamond, P. Eng., has been promoted to General Manager of the Myra Falls operations and Vice President of NVI.

      Mr. Renaud Adams, P. Eng., has been promoted to General Manager of El Mochito and Vice President of AMPAC, replacing Mr. Lamond, and will assume his duties in early December. Mr. Adams is presently the Mine Manager of El Toqui. Candidates to replace Mr. Adams are currently being interviewed.

      Exploration drilling in the mineral rich El Toqui District, which was started in September on the Aserradero property, had to be temporarily stopped due to problems with the local drill contractor. A new contract was signed with Major Drilling Chile S.A. and drilling resumed in October. Work is planned to continue on this property for the next two quarters and also on the Concordia deposits.

      Management in Tunisia is continuing with endeavours to utilize the infrastructure of the Bougrine mill once the mine closes. Discussions continue with government officials and management expects to be in possession of all necessary technical information and the government's position on the alternate uses of the facility by late in the fourth quarter. Closure of Bougrine is presently planned for August, 2005.

      Management has and will continue to pursue other opportunities to increase the Company's reserve and resource base and production profile in the base metal sector.

      STATEMENT OF OPERATIONS REVIEW

      GROSS SALES REVENUE

      Gross sales revenue was $66.1 million in the third quarter ended September 30, 2004, from 94,957 tonnes of concentrate sold compared with $41.6 million from 78,626 tonnes sold in the same period of 2003. The increase in gross sales revenue was a direct result of higher realized US dollar metal prices (offset somewhat by the stronger Canadian dollar) and an increase in tonnes of concentrate sold. The increase in tonnes sold was due to the addition of the Myra Falls mine in the third quarter (7,043 tonnes) and the timing and pricing of shipments from the other mines. Over the first nine months of 2004, gross sales revenue was $178.8 million on 257,048 tonnes of concentrate sold compared with $156.2 million on 284,645 tonnes sold for the same period in 2003. The higher revenue was a direct result of the higher US dollar metal prices in 2004 which more than offset the lower tonnage sold. The higher 2003 tonnage included the final sales from the Nanisivik mine. The stronger Canadian dollar partially offset the gains from improved US dollar metal prices.

      The sale of concentrates can fluctuate from quarter to quarter due to the Company's revenue recognition policy (see Note 1 "Summary of Significant Accounting Policies" in the 2003 Annual Report). Total tonnes of concentrate recorded as sold in a given period can vary due to minimum required shipping volumes, shipping schedules and the price settlement terms with the Company's customers.

      REALIZED METAL PRICES

                                   FIRST NINE MONTHS              THIRD QUARTER
                                  2004          2003            2004       2003
--------------------------------------------------------------------------------
Zinc - US$/tonne*                1,018           785             988        810
Lead - US$/tonne*                  889           452             931        469
Copper - US$/tonne*              2,724         1,673           2,851      1,747
Gold - US$/ounce                   400           349             392        351
Silver - US$/ounce                6.24          4.62            6.98       4.61

*The equivalent realized metal price in dollars per pound can be derived by dividing the dollars per tonne amount by 2,204.6, which represents the number of pounds in a metric tonne.


Third Quarter 2004                     2

      SALES BY METAL IN CONCENTRATE

                                    FIRST NINE MONTHS            THIRD QUARTER
                                   2004          2003       2004          2003
-------------------------------------------------------------------------------
Zinc - tonnes                   101,775       110,227     36,523        30,132
Lead - tonnes                     9,904        10,129      4,804         2,325
Copper - tonnes                   2,090         2,975        823           661
Gold - ounces                    20,738        19,681      7,481         5,688
Silver - ounces               1,294,401     1,258,051    729,050       388,733

      GROSS SALES REVENUE BY METAL

                                    FIRST NINE MONTHS            THIRD QUARTER
($ millions)                       2004          2003       2004          2003
-------------------------------------------------------------------------------
Zinc (US$)                        103.4          86.0       36.1          24.4
Lead (US$)                          8.8           4.6        4.5           1.0
Copper (US$)                        5.8           5.1        2.3           1.2
Gold (US$)                          8.4           7.0        3.2           2.0
Silver (US$)                        8.1           5.8        5.0           1.7
Hedge settlements & marked-
      to-market adjustments         0.2           0.2       (1.0)            -
-------------------------------------------------------------------------------
TOTAL GROSS SALES
        REVENUE (US$)             134.7         108.7       50.1          30.3
Realized exchange rate           1.3278        1.4374     1.3200        1.3722
-------------------------------------------------------------------------------
TOTAL GROSS SALES
        REVENUE (C$)              178.8         156.2       66.1          41.6

      The Company periodically hedges against fluctuations in metal prices with the use of financial instruments (forward sales and options) to ensure a minimum price is realized. Outstanding positions are marked-to-market at the end of each period. At September 30, 2004, the following positions were outstanding:

                              STRIKE
 METAL              TYPE       PRICE          QUANTITY        STRIKE DATES
---------------------------------------------------------------------------
SILVER           FORWARD    $   7.70    150,000 ounces    OCT. - DEC. 2004
GOLD             FORWARD    $    416     10,000 ounces    NOV. - DEC. 2004
LEAD             FORWARD    $    850        325 tonnes           DEC. 2004

      NET REVENUE

      For the third quarter of 2004, net revenue (gross sales revenue less treatment charges, freight and marketing costs) increased to $42.9 million from $26.9 million in the same period in 2003, representing 59 percent higher net revenue. For the nine months ended September 30, 2004, net revenue was $116.9 million compared with $94.4 million in 2003, or 24 percent higher. The reason for the improvement was the increase in gross sales revenue, but this was somewhat offset due to higher treatment, shipping and marketing costs on a tonne of concentrate basis, which increased to an average of $245 per tonne in the third quarter from $187 per tonne in 2003 and to $241 per tonne for the nine months of 2004 from $217 per tonne in 2003. The increase in per tonne costs was due to the impact of the price escalators triggered by the higher metal prices and higher freight rates for some of the mines.

      DIRECT OPERATING COSTS

      For the third quarter of 2004, the average cost per tonne of concentrate sold increased to $296 from $289 in 2003. For the nine months ended September 30, 2004, the average cost per tonne of concentrate sold was $286, the same as the first nine months of 2003. Total direct operating costs in the third quarter of 2004 were higher than the third quarter of 2003 due to the higher number of tonnes of concentrate sold. Total direct operating costs were lower for the nine months ended September 30, 2004, compared with the same period in 2003 due to fewer tonnes of concentrate sold (see "Gross Sales Revenue" above).

      DIRECT OPERATING COSTS

                                  FIRST NINE MONTHS             THIRD QUARTER
($ millions)                     2004          2003            2004      2003
------------------------------------------------------------------------------
Bouchard-Hebert                  24.2          30.1             7.0       9.4
Bougrine                         14.1          15.1             3.1       4.7
El Mochito                       23.2          22.3            11.2       5.9
El Toqui                          9.2           8.3             4.1       2.2
Myra Falls                        2.7             -             2.7         -
Nanisivik                           -           5.8               -       0.5
------------------------------------------------------------------------------
Total                            73.4          81.6            28.1      22.7

      OTHER EXPENSES (INCOME)

      Other expenses were $2.8 million in the third quarter of 2004 compared with $1.6 million for the same period in 2003. General and administrative expenses were higher at $2.1 million compared with $1.1 million in 2003 resulting mainly from:

      o     Increased business development activities,

      o Increased legal and audit costs to comply with new public reporting and accounting requirements,

      o Adoption of the Canadian Institute of Chartered Accountants ("CICA") Handbook Section 3780 - "Stock Based Compensation",

      o     Increased capital taxes, and

      o     Accrued costs related to a newly introduced incentive program.

      Interest and financing expenses were $0.6 million less in the third quarter of 2004 at $0.1 million because all of the bank debt was repaid in January 2004. Investment and other expenses increased to $0.7 million in the quarter from income of $0.3 million in 2003 due to higher foreign exchange losses on US dollar denominated bank deposits.

      For the nine months ended September 2004, other expenses were $9.0 million compared with other income of $4.3 million in the same period of 2003. General and administrative costs increased to $7.5 million from $4.0 million for the reasons articulated above. Interest and financing expenses were $1.9 million dollars less at $0.3 million versus $2.2 million as the bank debt was repaid in January 2004. Investment and other expenses increased to $0.8 million in the nine months ended September 30, 2004, from income of $1.0 million in 2003 reflecting higher foreign exchange losses on US dollar denominated bank deposits as a result of the stronger Canadian dollar. The foreign exchange loss on US dollar bank debt was $0.4 million compared with a gain of $9.6 million in 2003 as the debt was fully repaid in January of 2004.


Renewed Commitment to Growth           3               Breakwater Resources Ltd.

      OTHER NON-PRODUCING PROPERTY COSTS

      Other non-producing properties costs, which include care and maintenance costs for the Caribou, Langlois and Nanisivik properties, as well as exploration costs, were $1.1 million in the third quarter of 2004 compared with $0.3 million in the third quarter of 2003. For the nine months ended September 30, 2004, these costs were $3.6 million compared with income of $8.9 million in the same period of 2003. The 2003 gain included the $10.3 million gain on the sale of the Lapa Properties. In addition, the increase in costs in 2004 reflects an additional year of holding costs for the Nanisivik mine as the Company awaited the government's decision on the final use of the facilities.

      OTHER EXPENSES (INCOME)

                                  FIRST NINE MONTHS            THIRD QUARTER
($ millions)                        2004       2003           2004      2003
--------------------------------------------------------------------------------
General and administrative           7.5        4.0            2.1       1.1
Interest and financing               0.3        2.2            0.1       0.7
Investment and other expense
  (income)                           0.8       (0.9)           0.7      (0.3)
Foreign exchange loss (gain)
  on US dollar denominated
  debt                               0.4       (9.6)             -       0.1
--------------------------------------------------------------------------------
TOTAL OTHER EXPENSES
  (INCOME)                           9.0       (4.3)           2.9       1.6
Other non-producing
  property costs                     3.6       (8.9)           1.1       0.3
Income and mining taxes
  (recovery)                         0.3        0.2            0.3         -
--------------------------------------------------------------------------------
TOTAL EXPENSE (INCOME)              12.9      (13.0)           4.3       1.9

      CASH PROVIDED FROM OPERATING ACTIVITIES (BEFORE CHANGES IN NON-CASH WORKING CAPITAL ITEMS)

      Cash provided from operating activities, before changes in non-cash working capital items, increased by $3.5 million dollars in the third quarter of 2004 to $5.3 million from $1.8 million during the same period of 2003. For the first nine months of 2004, the cash provided from operating activities increased by $22.1 million to $27.0 million from $4.9 million in the first nine months of 2003. This improvement over the prior periods was due to higher realized prices for all metals.

      CASH PROVIDED FROM OPERATING ACTIVITIES
      (before changes in non-cash working capital items)

                                       FIRST NINE MONTHS        THIRD QUARTER
($ millions)                          2004          2003       2004      2003
--------------------------------------------------------------------------------
INCOME (LOSS) FROM
            MINING ACTIVITIES         21.9         (11.0)       6.6      (3.8)
Other (expenses) income               (9.0)          4.3       (2.8)     (1.6)
Other non-producing
         property (income) costs      (3.6)          8.9       (1.1)     (0.3)
Income and mining taxes               (0.3)         (0.2)      (0.3)        -
--------------------------------------------------------------------------------
NET EARNINGS (LOSS)                    9.0           2.0        2.4       5.7
Payment for employee
  future benefits                     (0.4)            -       (0.4)        -
Reclamation expenditures              (6.2)         (2.6)      (5.7)     (1.1)
Non-cash expenses                     24.6           5.5        9.0       8.6
--------------------------------------------------------------------------------
CASH PROVIDED FROM
          OPERATING ACTIVITIES
       (before changes in non-cash
         working capital items)       27.0           4.9        5.3       1.8

      LIQUIDITY AND FINANCIAL POSITION REVIEW

      WORKING CAPITAL

      Cash and cash equivalents were $16.9 million at September 30, 2004, compared with $6.4 million at December 31, 2003. Working capital was $50.2 million at September 30, 2004, compared with $36.8 million at the end of 2003. These improvements reflect the completion of the equity issue in January 2004 combined with funds generated from operating activities. Working capital at September 30, 2004, was reduced by $16.4 million as portions of the reclamation liabilities related to Nanisivik, Bouchard-Hebert and Myra Falls mines were classified as current liabilities because it is expected the related work will be performed over the next 12 months.

      CONCENTRATE INVENTORY

      Concentrate inventory increased significantly from $21.8 million at December 31, 2003, to $41.6 million at September 30, 2004, due mainly to the acquisition of the Myra Falls mine, as only 7,000 tonnes of the 26,600 tonnes produced were sold in the period.

      ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

      Accounts payable and accrued liabilities increased to $39.1 million at September 30, 2004, compared with $18.8 million at December 31, 2003. The main reasons for this increase were due to the acquisition of the Myra Falls mine ($13.0 million), and higher trade payables at Nanisivik related to the reclamation work and winter fuel sea lift.


Third Quarter 2004                     4

      DEBT

      Total debt was $2.1 million at September 30, 2004, down from $25.8 million at the end of 2003. In January 2004, the Non-Revolving Facility (US$12.1 million) and Revolver (US$5.0 million) were fully repaid, and cannot be redrawn. As well, $1.0 million owed to Dundee Securities Corporation and $0.7 million in the form of a prepayment for zinc concentrates, were paid.

      RECLAMATION AND CLOSURE COSTS

      At September 30, 2004, total reclamation and closure costs were $64.2 million. This compares with $34.3 million at December 31, 2003, with the increase mainly due to the addition of the reclamation liabilities for the Myra Falls mine. Of the September 30, 2004 amount, $59.7 million was the estimated fair value of the Company's obligation for asset retirement at its mine sites as per the CICA Handbook Section - 3110 "Asset Retirement Obligations", which was adopted January 1, 2004, (see "Changes in Accounting Policies"). Of the $59.7 million, $16.4 million is recorded in current liabilities for reasons outlined in the description of working capital above. The balance of $4.5 million reflects the accrued severance liabilities at the various mine sites.

      EMPLOYEE FUTURE BENEFITS

      With the acquisition of the Myra Falls mine, the Company assumed the obligations related to a defined benefit plan having a liability of $6.8 million.

      EQUITY

      At September 30, 2004, the Company had 362.7 million issued and outstanding Common Shares compared with 285.8 million at December 31, 2003. This increase resulted from the equity issue in January 2004 (57.1 million shares), the issue of 18.0 million shares related to the acquisition of BWCL and the balance (2.0 million shares) from the exercise of options and warrants and pursuant to the employee share purchase plan. Shareholders' equity was $151.0 million at September 30, 2004, compared with $96.2 million at December 31, 2003, an increase of $54.9 million, reflecting net earnings of $9.0 million, proceeds from equity issued of $47.0 million, a decrease in the cumulative translation adjustment of $1.6 million and an increase in the contributed surplus of $0.5 million.

      CAPITAL EXPENDITURES

      Total capital expenditures were $17.2 million in the first nine months of 2004. The principal expenditures were as follows:

      o El Toqui mine - $5.0 million for completion of the mill expansion, $1.0 million each for exploration and ongoing mine development,

      o El Mochito mine - $2.2 million for mine mobile equipment replacement, $1.3 million for a new tailings facility and $1.0 million for ongoing mine development,

      o     Langlois mine - $2.5 million for mine predevelopment work,

      o     Bouchard-Hebert mine - $1.2 million for exploration,

      o     Myra Falls mine - $1.1 million for ongoing mine development, and

      o     Bougrine mine - $0.6 million for exploration.

      FINANCIAL CAPABILITY

      The Company plans to replace the current credit facility that will expire on January 2, 2005, with a new revolving facility. With the current working capital, expected cash flow, and a new revolving credit facility, the Company expects to have the financial capability to carry out its operating and capital programs, as presently contemplated, for current operations.

      The Langlois project is highly sensitive to the US/Canadian dollar exchange rate and at the current exchange rate of $0.82/US$ the project generates only a modest rate of return. A reassessment on the timing of expenditures and direct and capital costs is presently underway. This review and determination of external funding requirements, if any, is expected to be completed during the fourth quarter.

      The Company's financial capability is sensitive to metal prices and the Canadian/US dollar exchange rate. The following table illustrates these sensitivities:

                                         SENSITIVITIES
                                           AS REPORTED
                                           IN THE 2003
                                         ANNUAL REPORT            SENSITIVITIES
                                              FOR 2004                 FOR 2005
                                                 (Cdn$                    (Cdn$
                                            thousands)                thousands)
--------------------------------------------------------------------------------
Zinc (US$0.01/pound)                             3,010                    3,202
Lead (US$0.01/pound)                               315                      284
Copper (US$0.01/pound)                              72                      311
Silver (US$0.10/ounce)                             174                      291
Gold (US$10.00/ounce)                              436                      725
Exchange rate (US$0.01/Cdn$)*                      763                    1,342

*When the Canadian dollar weakens against the US dollar earnings would increase.


Renewed Commitment to Growth           5               Breakwater Resources Ltd.

      OPERATING REVIEW

      The following tables summarize financial results for each of the Company's operating mines.

      OPERATING REVIEW FOR THE QUARTER ENDED SEPTEMBER 30

                                                     Contribution
                                  Gross               (Loss) From                    Non-cash                  Capital
                                 Revenue            Mining Activities (1)           Costs (2)               Expenditures
($ millions)               2004          2003       2004          2003             2004    2003            2004          2003
-----------------------------------------------------------------------------------------------------------------------------
Bouchard-Hebert            20.5          16.9        5.5          (0.8)            2.2      2.9             0.4             -
Bougrine                    6.7           7.1       (1.0)         (2.3)            1.9      1.8             0.2             -
El Mochito                 23.9          12.7        3.7           1.0             1.0      1.2             1.4           0.9
El Toqui                   11.0           3.9        1.0          (0.6)            0.9      0.9             1.5           1.7
Myra Falls                  4.5             -       (1.5)            -             1.6        -             1.1             -
Nanisivik                     -           1.0       (0.2)         (1.1)            0.2      1.0               -             -
Langlois                      -             -          -             -               -        -             1.3           0.3
Unallocated             (3)(0.5)            -       (0.9)         (0.2)            0.4      0.2            (0.2)            -
-----------------------------------------------------------------------------------------------------------------------------
Total                      66.1          41.6        6.6          (3.8)            8.2      8.0             5.7           2.9

      OPERATING REVIEW FOR THE FIRST NINE MONTHS ENDED SEPTEMBER 30

                                                     Contribution
                                  Gross               (Loss) From                    Non-cash                  Capital
                                 Revenue            Mining Activities (1)           Costs (2)               Expenditures
($ millions)               2004          2003       2004          2003             2004    2003            2004          2003
-----------------------------------------------------------------------------------------------------------------------------
Bouchard-Hebert            68.7          57.4       18.1          (1.5)            6.4      8.9             1.2             -
Bougrine                   26.7          24.9       (4.0)         (6.0)            6.5      5.7             0.6           0.5
El Mochito                 54.4          44.0        9.0           1.0             3.0      3.6             4.5           1.5
El Toqui                   24.1          18.4        1.3          (1.1)            2.6      2.4             7.0           4.5
Myra Falls                  4.5             -       (1.5)            -             1.6        -             1.1             -
Nanisivik                     -          11.5       (0.5)         (2.9)            0.5      2.7            (0.2)            -
Langlois                      -             -          -             -             0.1        -             2.5           1.3
Unallocated              (3)0.4             -       (0.5)         (0.5)            0.9      0.5             0.5             -
------------------------------------------------------------------------------------------------------------------------------
Total                     178.8         156.2       21.9         (11.0)           21.6     23.8            17.2           7.8

1)    After non-cash costs.
2)    Depreciation, depletion and reclamation costs.
3)    Hedge settlements and mark-to-market of outstanding hedge positions.


Third Quarter 2004                     6

      NON-GAAP RECONCILIATION

NON-GAAP RECONCILIATION OF TOTAL CASH COSTS PER POUND OF PAYABLE ZINC TO CONSOLIDATED FINANCIAL STATEMENTS

                                              FIRST NINE MONTHS                 THIRD QUARTER
                                             2004          2003            2004          2003
---------------------------------------------------------------------------------------------
By-Product Credit ($ millions)
  Gross sales revenue
     per financial
     statements                             178.8         156.2            66.1          41.6
  Less zinc sales revenue                  (143.1)       (117.0)          (52.2)        (37.2)
  Inventory adjustment                       27.1         (10.3)           19.7           4.5
---------------------------------------------------------------------------------------------
                                             62.8          28.9            33.6           8.9
---------------------------------------------------------------------------------------------
Treatment Charges ($ millions)
  Per financial statements                   61.9          61.8            23.2          14.7
  Inventory adjustment                       10.4          (6.1)            7.2           2.1
---------------------------------------------------------------------------------------------
                                             72.3          55.7            30.4          16.8
---------------------------------------------------------------------------------------------
Direct operating costs ($ millions)
  Per financial statements                   73.4          81.6            28.1          22.7
  Inventory adjustment                       15.5          (3.8)           11.3           1.4
---------------------------------------------------------------------------------------------
                                             88.9          77.8            39.4          24.1
---------------------------------------------------------------------------------------------
Total Cash Costs
  - Canadian ($ millions)                    98.4         104.5            36.2          32.0
  Exchange rate C$/US$                     1.3281        1.4290          1.3074        1.3805
Total Cash Costs
  - US ($ millions)                          74.1          73.2            27.6          23.3

Zinc pounds produced
  (millions)                                234.3         229.8            88.1          71.8
---------------------------------------------------------------------------------------------
Total Cash Costs per
  pound of payable zinc
  (US$)                                      0.31          0.32            0.30          0.32

RECONCILIATION OF MINESITE OPERATING CASH COSTS PER TONNE MILLED TO CONSOLIDATED FINANCIAL STATEMENTS

                                              FIRST NINE MONTHS                 THIRD QUARTER
                                             2004          2003            2004          2003
---------------------------------------------------------------------------------------------
Direct operating costs ($ millions)
  Per financial statements                   73.4          81.6            28.1          22.7
  Inventory adjustment                       15.5          (3.8)           11.3           1.4
---------------------------------------------------------------------------------------------
Minesite Operating
  Cash Costs
  - Canadian ($ millions)                    88.9          77.8            39.4          24.1
---------------------------------------------------------------------------------------------
Exchange rate C$/US$                       1.3281        1.4290          1.3074        1.3805
Minesite Operating
  Cash Costs - US ($ millions)               66.9          54.4            29.9          17.5
Tonnes milled (000's)                     2,020.2       1,933.7           803.9         621.4
---------------------------------------------------------------------------------------------
Minesite Operating
  Cash Costs Per
  tonne milled (US$)                        33.14         28.15           37.25         28.14

      Total Cash Costs per Pound of Payable Zinc and Minesite Operating Cash Costs per Tonne Milled are furnished to provide additional information and are non-GAAP measures. These measures should not be considered in isolation as a substitute for measures of performance prepared in accordance with GAAP and are not necessarily indicative of operating expenses as determined under GAAP. These measures are intended to provide investors with information about the cash generating capabilities of the Company's mining operations. The Company uses this information for the same purpose. Mining operations are capital intensive. These measures exclude capital expenditures. Capital expenditures are discussed throughout the MD&A and the consolidated financial statements.

      PRODUCTION STATISTICS

      Production of zinc, copper, gold and silver metal in concentrate were all greater in the third quarter ended September 30, 2004, than the third quarter of 2003 and reflect the addition of the Myra Falls mine. The increased zinc concentrate production during the quarter was also partially as a result of higher head grades at the Bouchard-Hebert mine.

      ZINC PRODUCTION

(million pounds of zinc                          NINE MONTHS                  THIRD QUARTER
   contained in concentrate)                 2004            2003           2004         2003
---------------------------------------------------------------------------------------------
Bouchard-Hebert                              97.0            89.8           29.5         26.7
Bougrine                                     47.4            56.9           15.9         15.8
El Mochito                                   67.0            72.2           23.4         25.4
El Toqui                                     46.1            54.0           15.4         17.4
Myra Falls                                   20.9               -           20.9            -
---------------------------------------------------------------------------------------------
      Total zinc production                 278.4           272.9          105.1         85.3

      PRODUCTION STATISTICS - ALL MINES

                                                 NINE MONTHS                  THIRD QUARTER
                                             2004            2003           2004         2003
---------------------------------------------------------------------------------------------
Ore Milled (tonnes)                     2,020,187       1,933,652        803,921      621,429
   Zinc (%)                                   7.0             7.2            6.7          7.0
Concentrate Production
   Zinc (tonnes)                          235,680         231,910         88,984       72,609
   Copper (tonnes)                         28,180          18,368         16,280        5,345
   Lead (tonnes)                           15,160          14,953          4,916        4,501
   Gold (tonnes)                            3,475           2,015          1,610          661
Metal in Concentrates
   Zinc (tonnes)                          126,279         123,790         47,669       38,686
   Copper (tonnes)                          5,169           2,887          3,365          809
   Lead (tonnes)                           10,142          10,070          3,287        3,065
   Silver (ounces)                      1,801,909       1,602,556        731,974      505,871
   Gold (ounces)                           37,171          17,736         21,863        4,928
Minesite Operating Costs
   Per tonne milled (US$)                   33.14           28.15          37.25        28.14
Total Cash Costs
   Per lb. payable zinc (US$)                0.31            0.32           0.30         0.32


Renewed Commitment to Growth           7               Breakwater Resources Ltd.

      BOUCHARD-HEBERT MINE

      The number of tonnes milled at the Bouchard-Hebert mine was 6 percent lower in the third quarter of 2004 than in the third quarter of 2003. However, zinc metal in concentrate increased by 11 percent in the third quarter of 2004 over the same period in 2003 due to a higher zinc head grade and an improved zinc recovery. A significant improvement in the copper recovery and a higher copper head grade resulted in a 34 percent increase in copper metal in concentrate in the third quarter of 2004 over the same period in 2003.

      PRODUCTION STATISTICS

                                     NINE MONTHS            THIRD QUARTER
                                 2004          2003        2004         2003
-----------------------------------------------------------------------------
Ore Milled (tonnes)            759,643       812,868     246,485      261,397
   Zinc (%)                        6.4           5.6         6.0          5.2
   Copper (%)                      0.4           0.4         0.5          0.3
   Silver (g/t)                     30            35          34           28
   Gold (g/t)                      1.0           1.1         1.1          1.0
Concentrate Production
   Zinc (tonnes)                79,600        74,014      24,166       21,839
      Recovery (%)                90.7          89.6        90.8         89.7
      Grade (%)                   55.3          55.0        55.5         55.4
   Copper (tonnes)              18,944        18,368       7,044        5,345
      Recovery (%)                81.8          80.3        83.5         78.9
      Grade (%)                   15.3          15.7        15.4         15.1
Metal in Concentrates
   Zinc (tonnes)                44,020        40,744      13,403       12,105
   Copper (tonnes)               2,890         2,887       1,086          809
   Silver (ounces)             244,574       259,668     101,626       49,695
   Gold (ounces)                14,315        15,956       5,507        4,354
Minesite Operating Costs
   Per tonne milled (Cdn.$)      33.38         34.93       34.18        33.27
Total Cash Costs
   Per lb. payable zinc (US$)     0.25          0.30        0.22         0.32

      Bouchard-Hebert Mine Outlook

      The Company continues its diamond drilling program on two known anomalies in close proximity to the mine, and will carry out geophysics and other exploration activities in the area of the mine throughout the remainder of the year. If successful, this could extend the life of the mine, but will not prevent a temporary closure due to the time requirements to develop an ore zone, if discovered.

      Closure of the mine is scheduled for the end of the first quarter of 2005, with preliminary reclamation work planned to begin during the fourth quarter of 2004.

      MYRA FALLS MINE

      Breakwater commenced managing the Myra Falls operation as of July 23, 2004. As this is a recent acquisition, no comparison can be made to past quarters.

      PRODUCTION STATISTICS

                                      NINE MONTHS              THIRD QUARTER
                                    2004       2003            2004      2003
------------------------------------------------------------------------------
Ore Milled (tonnes)              184,483          -         184,483         -
   Zinc (%)                          5.9          -             5.9         -
   Copper (%)                        1.6          -             1.6         -
   Silver (g/t)                       54          -              54         -
   Gold (g/t)                        1.8          -             1.8         -
Concentrate Production
   Zinc (tonnes)                  17,404          -          17,404         -
      Recovery (%)                  86.4          -            86.4         -
      Grade (%)                     54.4          -            54.4         -
   Copper (tonnes)                 9,236          -           9,236         -
      Recovery (%)                  77.7          -            77.7         -
      Grade (%)                     24.7          -            24.7         -
   Gold (tonnes)                    1.75          -            1.75         -
      Recovery (%)                   6.4          -             6.4         -
   Gold Grade (g/t)               11,020          -          11,020         -
Metal in Concentrates
   Zinc (tonnes)                   9,468          -           9,468         -
   Copper (tonnes)                 2,279          -           2,279         -
   Silver (ounces)               233,399          -         233,399         -
   Gold (ounces)                   6,068          -           6,068         -
Minesite Operating Costs
   Per tonne milled (Cdn.$)        80.71          -           80.71         -
Total Cash Costs
   Per lb. payable zinc (US$)       0.40          -            0.40         -

      Myra Falls Mine Outlook

      The Company will, over the balance of 2004, integrate the Myra Falls mine into Breakwater's organization and put into effect some changes identified during the due diligence phase.

      Since the purchase of the Myra Falls mine a number of initiatives have been undertaken by Breakwater, and a number of ongoing matters have also been addressed.

      Principal amongst the ongoing matters is the collective bargaining with the Canadian Auto Workers (CAW) that represents our unionized employees at Myra Falls. Discussions between the parties commenced in June 2004 for renewal of a collective agreement that expired on June 30, 2004. In August the CAW applied for, and was granted, the services of a provincial mediator and meetings with the mediator commenced on October 5, 2004. A comprehensive proposal to settle all monetary and non-monetary matters was put forward by the Company at the meeting of October 19, and with that proposal in hand, the Union called for and received the membership's endorsement to, if necessary, initiate a strike. Management of the Myra Falls operation was contacted on November 4 by the Union requesting that the parties return to the bargaining table for negotiations during the week of November 22, 2004.

      Design and construction work on the Myra Falls' Tailings Dam Facility
(TDF) commenced before Breakwater's purchase of the Myra Falls Operation and is scheduled to continue until 2007. The work that was scheduled to be concluded during the current construction season has been finalized, and the contractors vacated the property on October 31, 2004. The work being undertaken is to ensure that the TDF complies with seismic code.


Third Quarter 2004                     8

      Breakwater's immediate focus at Myra Falls is on mine design and planning, both in the short and long-term. Planning activities at all levels have been initiated with particular attention dedicated to the development of an optimum mine plan. Breakwater plans to change the focus to feeding quality tonnes to the milling operation rather than maximizing tonnage. Short-term mine planning activities have been bolstered with the addition of a new and experienced Chief Engineer, in addition to a new General Manager and a new Site Controller. Initiatives are also underway for the improvement of the metallurgy in the mill. Preliminary testing of reserve grade ore by Lakefield Laboratories indicates a significant opportunity for improving copper recovery, concentrate grade and developing a lead concentrate of marketable quality. This work should be complete by the end of the fourth quarter.

      The primary focus in the mining operations is on materials handling from the operating face to the mill and the development of a ramp from surface to the underground operations. The ramp will provide improved ventilation circuits, servicing of the mine and most importantly, will provide exploration platforms for many areas that, to date, have been unexplored but have high potential for finding new resources.

      BOUGRINE MINE

      Zinc concentrate production in the third quarter of 2004 was 2 percent higher than the third quarter of 2003. Fewer tonnes were mined due to a reduced milling schedule, however, zinc head grades were higher. The higher lead head grade reflects the addition of ore from a government owned zinc/lead mining operation. During the second quarter of 2004, Breakwater Tunisia S.A. entered into a contract to custom mill this ore. To the end of the third quarter a total of 13,623 tonnes has been processed. Resources from this mine are lower in zinc and higher in lead than the ore from Bougrine.

     PRODUCTION STATISTICS

                                       NINE MONTHS               THIRD QUARTER
                                   2004         2003            2004        2003
--------------------------------------------------------------------------------
Ore Milled (tonnes)             245,997      308,855          84,177      88,197
   Zinc (%)                        10.6         10.2            10.3         9.9
   Lead (%)                         1.9          1.4             2.1         1.4
Concentrate Production
   Zinc (tonnes)                 39,772       47,162          13,361      13,110
      Recovery (%)                 82.3         82.0            82.8        82.1
      Grade (%)                    54.1         54.7            54.1        54.8
   Lead (tonnes)                  5,442        4,887           2,037       1,485
      Recovery (%)                 78.6         72.8            78.8        75.1
      Grade (%)                    65.9         65.9            66.5        64.2
Metal in Concentrates
   Zinc (tonnes)                 21,517       25,802           7,229       7,182
   Lead (tonnes)                  3,584        3,219           1,354         954
Minesite Operating Costs
   Per tonne milled (US$)         44.59        36.46           42.78       39.31
Total Cash Costs
   Per lb. payable zinc (US$)      0.40         0.36            0.37        0.38

      Bougrine Mine Outlook

      The tonnes to be processed for the year are still estimated to be 364,700 compared with the original estimate for 2004 of 375,800 tonnes, or a 3 percent reduction. The zinc metal contained in concentrate will drop accordingly.

      Management undertook, in late 2003, to examine alternative uses for the Bougrine mill and infrastructure and initiated studies to determine the merit of converting the facility to a clinker grinding and last-stage cement producing plant. During the second quarter of 2004, a feasibility study was initiated and the preliminary findings indicated the appropriate price and costs that could be borne by the project in order to generate an acceptable return. Subsequently, the Company entered into discussions with the government officials responsible for projects of this nature. Implementation of the project, or perhaps a variation on the Company's proposal, is dependent on the outcome of these discussions. Management expects that it will be in possession of all material information in order to draw a conclusion as to the viability of the project late in the fourth quarter of 2004. The Bougrine mine is expected to cease operation in August of 2005.

      Bou Khil Internal Feasibility

      At the Bou Khil Project, drilling of the southwest and northeast extensions of the resource block were conducted during the quarter. Results of the drill program showed lower grades than expected and did not justify further follow-up given the short strike length of the target zone. Based on the drill program completed, a preliminary technical and economic assessment was conducted. It was concluded that, based on the limited tonnage available, the grade of the resource and the remaining mine life of the Bougrine mine, the mining of the Bou Khil project would be uneconomic.

      EL MOCHITO MINE

      Production of zinc, lead and silver in concentrate at El Mochito decreased by 9 percent in the third quarter of 2004 compared with the same period in 2003. These drops were due to the expected lower head grades and the mill being out of service for a full six days at the end of September 2004 to facilitate a liner repair in the tailings impoundment area. The repair continued for the first six days of October and the mill was then returned to service. While the mill was stopped during this period, mining operations continued and the crushed ore was stockpiled on surface. The plan is to mill all of this ore before the end of 2004.


Renewed Commitment to Growth           9               Breakwater Resources Ltd.

      PRODUCTION STATISTICS

                                       NINE MONTHS              THIRD QUARTER
                                    2004           2003        2004         2003
--------------------------------------------------------------------------------
Ore Milled (tonnes)              479,457        487,144     164,491      163,867
   Zinc (%)                          6.9            7.3         7.0          7.6
   Lead (%)                          1.7            1.7         1.5          1.6
   Silver (g/t)                       84             85          72           84
Concentrate Production
   Zinc (tonnes)                  57,569         62,919      20,107       22,216
      Recovery (%)                  91.6           92.0        92.1         92.3
      Grade (%)                     52.8           52.0        52.7         51.8
   Lead (tonnes)                   9,718         10,066       2,879        3,016
   Recovery (%)                     80.5           81.9        77.5         81.0
   Grade (%)                        67.5           68.1        67.1         70.0
Metal in Concentrates
   Zinc (tonnes)                  30,379         32,744      10,601       11,499
   Lead (tonnes)                   6,558          6,851       1,933        2,111
   Silver (ounces)             1,153,600      1,183,179     335,043      393,943
Minesite Operating Costs
   Per tonne milled (US$)          32.41          29.49       32.16        29.14
Total Cash Costs
   Per lb. payable zinc (US$)       0.31           0.29        0.32         0.28

      El Mochito Mine Outlook

      In the first two quarters, the Company accelerated its development and exploration programs in various sectors of the mine on targets with the most promise to increase reserves and resources. In the third quarter of 2004, the focus was on developing drilling platforms to upgrade resources in two critical areas of the mine, the Salva Vida Northeast and the Santo Nino.

      In the Salva Vida Northeast, there are presently two drills operating and it is expected that reserves will increase by year's end. Once this delineation phase is complete, there is sufficient development in place to allow the drilling of the "San Jose" intersections to the northeast.

      In the Santo Nino area, two geological sections have been drilled and they lead management to conclude that the manto mineralization extends westward to the Yojoa area. The development on level 2790 has proceeded rapidly and the current resources are now within reach for further delineation drilling which will commence in the fourth quarter of 2004 and continue in 2005.

      EL TOQUI MINE

      The milled tonnage at El Toqui increased over the third quarter of 2003 due to the improved operating efficiencies in the new crushing plant, which aided in the delivery of crushed material to the grinding plant. Zinc head-grades in the third quarter of 2004 were lower than those in the same period in 2003, resulting in a 12 percent decrease in zinc contained in concentrate. Gold head-grades were higher in the third quarter of 2004 than those in the same period in 2003, resulting in a significant increase in gold production, a reflection of the contribution of mining in the higher gold grade Aserradero area. The contribution of the Aserradero area ore can be seen in the total cash costs per pound of payable zinc which dropped to $0.19 in the quarter due to the high gold credits.

      PRODUCTION STATISTICS

                                               NINE MONTHS        THIRD QUARTER
                                           2004       2003       2004      2003
-------------------------------------------------------------------------------
Ore Milled (tonnes)                     350,607    324,785    124,285   107,968
   Zinc (%)                                 6.5        8.2        6.2       8.0
   Gold (g/t)                               1.9        0.3        3.1       0.3
Concentrate Production
   Zinc (tonnes)                         41,335     47,815     13,946    15,444
   Recovery (%)                            91.4       92.0       90.2      91.9
      Grade (%)                            50.6       51.2       50.0      51.2
   Gold (tonnes)                          3,473      2,015      1,608       661
      Recovery (%)                         54.3       32.8       61.5      29.7
      Grade (g/t)                         103.0       16.1      148.3      15.8
Metal in Concentrates
   Zinc (tonnes)                         20,895     24,500      6,968     7,900
   Gold (ounces)                         16,788      1,780     10,288       574
   Silver (ounces)                      170,335    159,709     61,906    62,233
Minesite Operating Costs
   Per tonne milled (US$)                 28.89      27.50      27.35     27.06
Total Cash Costs
   Per lb. payable zinc (U.S.$)            0.33       0.34       0.19      0.35

      El Toqui Mine Outlook

      At El Toqui, a new 4,000 metre drill program commenced in September on the Aserradero deposit. The objective of the program is to investigate additional geochemical targets to the southeast of the deposit and conduct infill drilling to upgrade resources to reserves. Mineralization in the Aserradero deposit is continuous and remains open to the southeast. Production commenced from the Aserradero area during the fourth quarter of 2003 and with the addition of this high-grade gold deposit, El Toqui is now well on its way to increase gold output to 20,000 ounces in 2004. Planning is currently underway for a new drill program at the Concordia deposit, three kilometres northwest of the Toqui mine. Earlier this year it was reported that there is widespread high-grade zinc mineralization in this area. The new program will aid in further defining this deposit. Work will continue on this program for the next two quarters.

      LANGLOIS

      Preparation work leading to the reopening of the Langlois mine continued during the quarter with work being done on electrical cabling in the shaft, preparing raise bore drill pads, cementing of surface diamond drill holes, clearing of waste for an ore stockpile area on surface and continued repair work on scoops and jumbos. Management is presently reassessing the timing of this project in light of the recent change in the US/Canadian dollar exchange rate (see "Financial Capability").

      NANISIVIK MINE

      With receipt of the Nunavut Water Board approval, reclamation activity commenced at Nanisivik in late August. Work has progressed well and the project is on schedule. Reclamation work by Breakwater on the tailings areas has concluded for this season. Schedules are currently being prepared to ensure that the entire reclamation program is complete during the summer of 2005 and that all equipment associated with the reclamation is ready for shipment in late August or early September 2005.


Third Quarter 2004                     10

      Wolfden Resources' contractor on site is continuing with the dismantling and crating of the industrial complex, the powerhouse and the DMS plant. The DMS plant will remain the property of Breakwater and will be available for sale to a third party or may be deployed at another of Breakwater's properties. Wolfden anticipates continuing its work throughout the winter with only a six-week break over the festive season. It is expected that Wolfden will complete its work at the same time as Breakwater concludes its reclamation activities. The material that Wolfden has crated will be stored at the site and be shipped during the summer months of 2006.

      CARIBOU MINE

      The Company's wholly-owned subsidiary CanZinco Ltd. ("CanZinco") signed a letter of intent with Forest Gate Resources Inc. to sell the Caribou mine in New Brunswick. The general terms of the proposed sale to Blue Note Metals Inc., a wholly-owned subsidiary of Forest Gate, is for Blue Note to issue 600,000 treasury shares and assume Breakwater's and CanZinco's rights and obligations regarding the Caribou mine. Completion of the transaction is subject to a number of conditions including, amongst other things, completion of due diligence by Forest Gate, execution of a definitive agreement, approval of the respective boards of directors and receipt of all required regulatory and third party approvals and consents. The transaction is expected to close on or before January 15, 2005. It is anticipated that the discussions regarding Caribou and Restigouche that are underway will be concluded during the fourth quarter. In the meantime, the Caribou mine continues to be held on care and maintenance.

      CanZinco has entered into a definitive agreement with BIOTEQ Environmental Technologies Inc. ("BIOTEQ"), whereby BIOTEQ will assume responsibility for the operation and maintenance of the waste water treatment facilities at CanZinco's Caribou and Restigouche mines located in New Brunswick. This definitive agreement, which is for a period of six years, follows an operating agreement that was signed between the parties earlier this year. BIOTEQ will receive a monthly fee for the technical and managerial services it will provide to CanZinco at Caribou and Restigouche.

      In addition, BIOTEQ will earn an additional fee for the treatment of tailings located at Caribou, a process that should commence during the second quarter of 2005. The conclusion of this agreement between CanZinco and BIOTEQ will have no impact on the possible sale noted above.

      SUMMARY OF QUARTERLY RESULTS

QUARTERLY RESULTS                               2002                               2003
                                                  Q4            Q1               Q2        Q3            Q4
-----------------------------------------------------------------------------------------------------------------
Gross Sales Revenue ( $millions)               104.2          52.9             61.7      41.6          51.4
Net Earning (Loss) ( $millions)                 (2.7)         (1.5)             9.2      (5.7)         (1.4)
  Per share basic                            ( $0.01)        $0.00            $0.05   ( $0.02)        $0.00
  Per share diluted                              N/A         $0.00            $0.05       N/A         $0.00
YTD to the end of the Quarter (C$/US$)         1.5701        1.5097          1.4537     1.4290        1.4004
Average realized zinc price (US$/t)              775           785              768       810           859
Average realized zinc price (C$/t)             1,217         1,185            1,116     1,157         1,202
Concentrate tonnes sold                       180,448       89,653         116,366     78,626        93,519
Concentrate tonnes produced                    98,740        96,119          88,011     83,116        89,667

QUARTERLY RESULTS                                              2004
                                                    Q1           Q2         Q3
-------------------------------------------------------------------------------
Gross Sales Revenue ($ millions)                  60.2         52.5       66.1
Net Earning (Loss) ($ millions)                    2.2          4.4        2.3
  Per share basic                            $    0.01    $    0.01    $  0.01
  Per share diluted                          $    0.01    $    0.01    $  0.00
YTD to the end of the Quarter (C$/US$)          1.3167       1.3390     1.3298
Average realized zinc price (US$/t)              1,058        1,006        988
Average realized zinc price (C$/t)               1,393        1,347      1,312
Concentrate tonnes sold                        86,030       76,061     94,957
Concentrate tonnes produced                     84,590       86,115     111,970

      The quantity of concentrate sold directly affects gross sales revenue. The sale of concentrates can vary from quarter to quarter depending on customer agreements and the timing of shipping. The closure of the Nanisivik mine in September 2002 reduced the amount of concentrate available for sale in subsequent quarters. As all sales are based in US dollars, changes in US/Canadian dollar exchange rate can impact the realized Canadian dollar gross sales revenue.

      The net earnings in 2003 were positively affected by the foreign exchange gain on the US dollar denominated debt as a result of the stronger Canadian dollar. As well, in the second quarter of 2003, the Company realized a one-time gain of $10.3 million on the sale of the Lapa Properties in Quebec.


Renewed Commitment to Growth           11              Breakwater Resources Ltd.

      CHANGES IN ACCOUNTING POLICIES

      As of January 1, 2004, the Company adopted the following two new Accounting Policies.

      CICA Handbook Section 3870, Stock Based

      Compensation; the Company will expense the estimated fair value cost of compensation options issued over the periods of vesting.

      CICA Handbook Section 3110, Asset Retirement Obligations; the Company is required to estimate the fair value of mine site reclamation based on the current laws and regulations. The fair value estimate is set up as an asset and a liability on the Balance Sheet, with the asset being amortized over the life of the mine. As the policy must be adopted retroactively to the point when each mine was acquired or the legal obligation arose, the depreciation related to prior periods was charged to opening retained earnings. The fair value estimate must be reviewed on a regular basis to reflect changes in laws and regulations, the estimated scope of work and estimated costs. It is important to note that in Honduras there is no legal obligation to conduct site reclamation. Accordingly, in the case of El Mochito mine, the Company is prevented, by accounting regulations, from setting up a liability representing the fair value estimate of the reclamation and closure costs the Company expects to incur upon depletion of El Mochito's reserves and resources sometime in the future.

      As a result of the Company adopting these two new standards, the Company restated its previously reported financial information. See note 1 to the interim consolidated financial statements for the period ended September 30, 2004, for the effects of adoption.

      OUTSTANDING SHARE DATA AND FULL DILUTION CALCULATION

      For a complete description of certain elements please refer to note 6 of the Company's 2003 annual consolidated financial statements.

SHARE DATA

Common Shares or Securities Convertible
  into Common Shares                                      November 9, 2004
---------------------------------------------------------------------------
Common Shares                                                  362,931,141
Share Option Plan - Options
             Weighted average exercise price $1.07.             13,925,767
1,000,000 warrants granted at $0.21,
  expire May 8, 2005.                                              500,000
30,801,410 warrants granted at $0.20, 15,400,705
  expire March 2, 2007 and 15,400,705
  expire May 2, 2007.                                           30,801,410
3,000,000 warrants granted at $0.19,
  expire March 27, 2006.                                         2,000,000
Warrants - exercise price at $1.00,
            expire January 28, 2009 - traded on TSX             33,571,429
---------------------------------------------------------------------------
FULLY DILUTED                                                  443,729,747

      OTHER INFORMATION

      Additional information regarding the Company is included in the Company's Annual Report on Form 20-F filed with the Canadian securities regulators and the United States Securities and Exchange Commission, a copy of which is posted on the SEDAR website at www.sedar.com.

/s/ Colin K. Benner
    Colin K. Benner
    President and Chief Executive Officer

    November 9, 2004

      CAUTIONARY NOTE

      Certain statements included in this 2004 third quarter interim report, financial statements for the period ended September 30, 2004, and management's discussion and analysis are forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. They include estimates and statements that describe the Company's future plans, objectives and goals, including words to the effect that the Company or management expects a stated condition or result to occur. Such forward-looking statements involve inherent risks and uncertainties and other factors that may cause the actual results or performance to differ materially from those currently anticipated in such statements. Important factors that could cause actual results to differ materially from those currently anticipated are described above and in the Company's most recent Annual Report under "Management's Discussion and Analysis of Financial Results" and Annual Report on Form 20-F under "Risk Factors" on file with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities. The Company disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, events or otherwise.


Third Quarter 2004                     12

Breakwater Resources Ltd.
CONSOLIDATED BALANCE SHEETS
As at September 30, 2004 and December 31, 2003
(Expressed in thousands of Canadian dollars)

                                                                            SEPTEMBER 30,         December 31,
                                                                                     2004                 2003
------------------------------------------------------------------------------------------------------------------
                                                                              (Unaudited)   (Restated - note 1)
ASSETS
CURRENT ASSETS
Cash and cash equivalents                                                         $16,890               $6,388
Accounts receivable - concentrate                                                   6,810                7,450
Other receivables                                                                   8,248                5,650
Concentrate inventory                                                              41,566               21,828
Materials and supplies inventory                                                   29,420               23,783
Short-term investments (quoted market value - $4,286)                               2,647                    -
Prepaid expenses and other current assets                                           4,298                1,905
Future tax assets (note 10)                                                             -                1,190
--------------------------------------------------------------------------------------------------------------
                                                                                  109,879               68,194
RECLAMATION DEPOSITS                                                                  100                  100
LONG-TERM INVESTMENT (note 3)                                                       5,615                    -
MINERAL PROPERTIES AND FIXED ASSETS                                               154,551              111,299
--------------------------------------------------------------------------------------------------------------
                                                                                 $270,145             $179,593
==============================================================================================================

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities                                          $39,076              $18,761
Current portion of reclamation, closure cost accruals and
     other environmental obligations (note 6)                                      16,430                    -
Provisional payments for concentrate inventory shipped and not priced               3,431                2,010
Short-term debt including current portion of long-term debt (note 4)                  637               10,329
Income and mining taxes payable                                                       144                  252
--------------------------------------------------------------------------------------------------------------
                                                                                   59,718               31,352

DEFERRED ROYALTY                                                                    1,340                1,340
LONG-TERM DEBT (note 5)                                                             1,421               15,517
RECLAMATION, CLOSURE COST ACCRUALS AND
     OTHER ENVIRONMENTAL OBLIGATIONS (note 6)                                      47,805               34,253
EMPLOYEE FUTURE BENEFITS (note 7)                                                   6,799                    -
FUTURE TAX LIABILITIES (note 10)                                                    2,021                  962
--------------------------------------------------------------------------------------------------------------
                                                                                  119,104               83,424
--------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Capital stock (notes 2,8(a) and 8(d))                                             330,164              287,790
Warrants (notes 2 and 8(a))                                                         4,620                    -
Contributed surplus (note 8(d))                                                     2,534                1,991
Deficit                                                                          (181,330)            (190,291)
Cumulative translation adjustments                                                 (4,947)              (3,321)
--------------------------------------------------------------------------------------------------------------
                                                                                  151,041               96,169
--------------------------------------------------------------------------------------------------------------
                                                                                 $270,145             $179,593
==============================================================================================================

The accompanying notes form an integral part of these consolidated financial statements.


Renewed Commitment to Growth           13              Breakwater Resources Ltd.

Breakwater Resources Ltd.
CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

For the Periods Ended September 30, 2004 and 2003
(Expressed in thousands of Canadian dollars except share and per share amounts) (Unaudited)

                                                                THREE MONTHS ENDED                        NINE MONTHS ENDED
                                                                   SEPTEMBER 30,                            SEPTEMBER 30,
                                                             2004                 2003               2004                 2003
------------------------------------------------------------------------------------------------------------------------------------
                                                                    (Restated - note 1)                      (Restated - note 1)
Gross sales revenue                                        $66,109              $41,624            $178,755             $156,201
Treatment and marketing costs                               23,221               14,705              61,896               61,808
------------------------------------------------------------------------------------------------------------------------------------
Net revenue                                                 42,888               26,919             116,859               94,393
------------------------------------------------------------------------------------------------------------------------------------
OPERATING COSTS
Direct operating costs                                      28,070               22,723              73,415               81,574
Depreciation and depletion                                   6,956                6,316              18,312               19,020
Reclamation and closure costs                                1,214                1,720               3,274                4,796
------------------------------------------------------------------------------------------------------------------------------------
                                                            36,240               30,759              95,001              105,390
------------------------------------------------------------------------------------------------------------------------------------
CONTRIBUTION (LOSS) FROM MINING ACTIVITIES                   6,648               (3,840)             21,858              (10,997)
------------------------------------------------------------------------------------------------------------------------------------
OTHER EXPENSES (INCOME)
General and administrative (note 8(d))                       2,072                1,098               7,508                4,012
Interest and financing                                          74                  658                 260                2,242
Investment and other expense (income)                          694                 (343)                816                 (950)
Foreign exchange loss (gain) on U.S. dollar
     denominated debt                                            -                  146                 431               (9,625)
------------------------------------------------------------------------------------------------------------------------------------
                                                             2,840                1,559               9,015               (4,321)
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE THE FOLLOWING:                        3,808               (5,399)             12,843               (6,676)
------------------------------------------------------------------------------------------------------------------------------------

Other non-producing property costs (income)                  1,091                  317               3,553               (8,879)
Income and mining taxes                                        331                   25                 329                  175
------------------------------------------------------------------------------------------------------------------------------------
                                                             1,422                  342               3,882               (8,704)
------------------------------------------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS)                                          2,386               (5,741)              8,961                2,028
DEFICIT - BEGINNING OF PERIOD (as restated note 1)        (183,716)            (183,173)           (190,291)            (190,942)
====================================================================================================================================
DEFICIT - END OF PERIOD                                  $(181,330)           $(188,914)          $(181,330)           $(188,914)
====================================================================================================================================
EARNINGS (LOSS) PER SHARE - BASIC (note 9)                   $0.01               $(0.03)              $0.03                $0.01
====================================================================================================================================
DILUTED EARNINGS PER COMMON SHARE (note 9)                   $0.01                 $N/A               $0.02                $0.01
====================================================================================================================================
WEIGHTED-AVERAGE NUMBER OF COMMON SHARES
     OUTSTANDING (note 9)                              362,680,000          197,012,000         350,331,000          196,404,000
====================================================================================================================================

The accompanying notes form an integral part of these consolidated financial statements.


Third Quarter 2004                     14

Breakwater Resources Ltd.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Periods Ended September 30, 2004 and 2003
(Expressed in thousands of Canadian dollars)
(Unaudited)

                                                                               THREE MONTHS ENDED                SIX MONTHS ENDED
                                                                                   SEPTEMBER 30,                   SEPTEMBER 30,
                                                                               2004            2003            2004            2003
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                 (Restated - note 1)             (Restated - note 1)
CASH (USED FOR) PROVIDED FROM
OPERATING ACTIVITIES
Net earnings (loss)                                                        $  2,386        $ (5,741)       $  8,961        $  2,028
Non-cash items:
     Depreciation and depletion                                               6,956           6,316          18,312          19,020
     Gain on sale of property                                                    --              --              --         (10,336)
     Foreign exchange gain on U.S. dollar denominated debt                       --             146              --          (9,625)
     Other non-cash items                                                      (262)            483             697           1,732
     Future income taxes                                                        977             (35)          2,249             (26)
     Reclamation and closure cost accruals and other
          environmental obligations                                           1,214           1,720           3,274           4,796
     Employee future benefits (note 7)                                           84              --              84              --
-----------------------------------------------------------------------------------------------------------------------------------
                                                                             11,355           2,889          33,577           7,589
Payment of reclamation, closure costs and other
     environmental obligations                                               (5,678)         (1,118)         (6,173)         (2,642)
Payment of employee future benefits (note 7)                                   (381)             --            (381)             --
Changes in non-cash working capital items (note 13)                         (15,946)           (916)        (12,343)          7,062
-----------------------------------------------------------------------------------------------------------------------------------
                                                                            (10,650)            855          14,680          12,009
-----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
     Decrease (increase) in restricted cash                                      --           6,791              --          (3,950)
     Issue of common shares for cash (note 8(a))                                 74              63          34,223             166
     Issue of warrants for cash (note 8(a))                                      --              --           3,270              --
     Increase (decrease) in short-term debt                                      29          (7,350)         (9,690)        (14,976)
     Increase (decrease) in long-term debt                                        4              --         (14,103)             --
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                107            (496)         13,700         (18,760)
-----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
     Reclamation deposits                                                        --             (75)             --            (225)
     Acquisition of Boliden Westmin (Canada) Limited,
          net of cash acquired (note 2)                                        (886)             --            (886)             --
     Mineral properties and fixed assets                                     (5,694)         (2,581)        (17,194)         (7,865)
     Proceeds from sale of fixed assets and property                             44              --             202          10,616
-----------------------------------------------------------------------------------------------------------------------------------
                                                                             (6,536)         (2,656)        (17,878)          2,526
-----------------------------------------------------------------------------------------------------------------------------------
(DECREASE) INCREASE IN CASH                                                 (17,079)         (2,297)         10,502          (4,225)
CASH AND CASH EQUIVALENTS
     - BEGINNING OF PERIOD                                                   33,969           4,507           6,388           6,435
-----------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS
     - END OF PERIOD                                                       $ 16,890        $  2,210        $ 16,890        $  2,210
===================================================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
     Interest                                                              $     47        $    604        $    250        $  1,988
     Income and mining taxes                                               $     37        $      9        $    334        $    133

The accompanying notes form an integral part of these consolidated financial statements.


Renewed Commitment to Growth           15              Breakwater Resources Ltd.

Breakwater Resources Ltd.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Periods Ended September 30, 2004 and 2003
(Unaudited)

1. BASIS OF PRESENTATION AND NEW PRONOUNCEMENTS

      BASIS OF PRESENTATION

      These interim consolidated financial statements of Breakwater Resources Ltd. (the "Company") for the three months and nine months ended September 30, 2004 and 2003 have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP") and follow the same accounting principles and methods of application as those disclosed in note 1 to the Company's consolidated financial statements for the year ended December 31, 2003, except for those new pronouncements described below. The accompanying interim unaudited consolidated financial statements include all adjustments that are, in the opinion of management, necessary for fair presentation. These interim consolidated financial statements do not include all disclosures required by Canadian GAAP for annual financial statements and, accordingly, should be read in conjunction with the Company's consolidated financial statements included in its 2003 Annual Report.

      NEW PRONOUNCEMENTS

      On January 1, 2004, the Company adopted the Canadian Institute of Chartered Accountants ("CICA") Handbook Section 3110 - "Asset Retirement Obligations" ("CICA 3110") which requires that the fair value of liabilities for asset retirement obligations be recognized in the period in which they are incurred. A corresponding increase in the carrying amount of the related asset is generally recorded and then depreciated over the life of the asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is amortized over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement.

      CICA 3110 is applicable to obligations that are required to be settled as a result of an existing law, regulation or contract related to asset retirements.

      Previously, the Company provided for estimated reclamation and site restoration costs, where reasonably determinable, net of salvage value, on a unit-of-production basis over the estimated economic life of the related mine.

      The adoption of CICA 3110 has been applied retroactively and the effects on the consolidated financial statements are as follows:

Increase (decrease) in Statement of Operations and Deficit amounts:

                                               Three Months         Nine Months
                                                      Ended               Ended
($000's)                                     Sept. 30, 2003      Sept. 30, 2003
-------------------------------------------------------------------------------
Depreciation and depletion                              438               1,392
Reclamation and closure costs                         1,180               3,108
-------------------------------------------------------------------------------
Net loss                                              1,618               4,500
Deficit - beginning of period                        14,786              11,904
-------------------------------------------------------------------------------
Deficit - end of period                              16,404              16,404

Earnings per share                                 ($  0.01)           ($  0.03)

Increase (decrease) in Balance Sheet amounts:

                                              December 31,
($000's)                                              2003
----------------------------------------------------------
ASSETS
Mineral properties and fixed assets                  3,958

LIABILITIES
Accounts payable and accrued
   liabilities                                        (695)
Reclamation and closure cost
   accruals                                         22,183

SHAREHOLDERS' EQUITY
Deficit                                             18,098
Cumulative translation adjustment                     (568)

      On January 1, 2004, the Company adopted the CICA Handbook Section 3870 - "Stock-based Compensation and Other Stock-based payments" ("CICA 3870") which requires that the Company use the fair value method of accounting for, and to recognize as compensation expense, its stock-based compensation for employees.

      The adoption of CICA 3870 has been applied retroactively and the effects on the consolidated financial statements are as follows:

      Increase (decrease) in Statement of Operations and Deficit amounts:

                                               Three Months         Nine Months
                                                      Ended               Ended
($ 000's)                                    Sept. 30, 2003      Sept. 30, 2003
--------------------------------------------------------------------------------
Administrative expenses                                  30                 263
--------------------------------------------------------------------------------
Net loss                                                 30                 263
Deficit - beginning of period                           416                 183
--------------------------------------------------------------------------------
Deficit - end of period                                 446                 446
--------------------------------------------------------------------------------
Earnings per share                                     $Nil                $Nil


Third Quarter 2004                  16

Increase in Balance Sheet amounts:

                                              December 31,
($ 000's)                                             2003
----------------------------------------------------------
Shareholders' Equity

Capital stock                                           47
Contributed surplus                                    409
Deficit                                                456

      2003 FIGURES

      In addition to the restatements described under "New Pronouncements" above, certain of the 2003 figures have been reclassified to conform to the 2004 presentation.

2. ACQUISITION OF BOLIDEN WESTMIN (CANADA) LIMITED

      On July 23, 2004, the Company acquired, through NVI Holdings Ltd., a wholly-owned subsidiary of the Company, 100% of the outstanding common shares of Boliden Westmin (Canada) Limited ("BWCL") which operates the Myra Falls Mine, a zinc, copper and gold mine located on Vancouver Island, British Columbia. Subsequently, the name of BWCL was changed to NVI Mining Ltd. The purchase price comprised:

      (i)   Cash of $4,194,000, including out-of-pocket expense of $569,000;

      (ii) 18,000,000 common shares ("Common Shares") of the Company at an ascribed value of $0.45 per share, for a total of $8,081,000, net of share issue expenses of $19,000. The value of the Common Shares issued was determined based on the weighted-average market price of the Company's Common Shares over the two-day period before and after July 8, 2004 which was the date the terms of the acquisition were agreed to and announced; and

      (iii) 5,000,000 warrants exercisable at $1.00 per Common Share with an expiry date of January 27, 2009. The value ascribed of $0.27 per warrant, for a total of $1,350,000 is included in the amount for warrants on the balance sheet. The value of the warrants issued was determined based on the weighted-average market price of the Company's warrants over the two-day period before and after the date the terms of the acquisition were agreed to and announced.

      The acquisition has been accounted for using the purchase method of accounting and the results of NVI Mining Ltd. and NVI Holdings Ltd. have been consolidated into the Company's financial statements from July 23, 2004. The Company's interest in the net assets acquired was allocated as follows:

($000's)
----------------------------------------------------------
Cash                                                 3,308
Non-cash current assets                             15,234
Long-term investments                                5,615
Mineral properties and fixed assets                 46,146
Current liabilities                                (16,471)
Reclamation and other
   environmental obligations                       (33,155)
Employee future benefits                            (7,052)
----------------------------------------------------------
Total                                               13,625
----------------------------------------------------------

Total consideration comprised of:
Cash and out-of-pocket expense                       4,194
Common shares, net of
   share issue expenses                              8,081
Warrants                                             1,350
----------------------------------------------------------
Total                                               13,625
----------------------------------------------------------

3. LONG-TERM INVESTMENT

      Long-term investment is valued at cost, net of any impairment in value.

                                                     SEPT. 30,      December 31,
($ 000's)                                                 2004              2003
--------------------------------------------------------------------------------
Taseko Mines Limited
  convertible debenture
  (see note below)                                       5,615                 -

      The Company's long-term investment was acquired on the acquisition of BWCL (note 2).

      The convertible debenture from Taseko Mines Limited ("Taseko") was issued on July 21, 1999 for an amount of $17,000,000 and matures on July 21, 2009. The principal sum does not bear interest and is not secured by any charge or mortgage on any assets of Taseko.

      The debenture is convertible into common shares of Taseko over a ten year period from the date of issuance commencing at a price of $3.14 per share escalating by $0.25 per year thereafter. From the fifth anniversary from the date of issue until the tenth anniversary, the outstanding principal may, at the election of Taseko, be converted into common shares of Taseko at the then prevailing market price.

4. SHORT-TERM DEBT
                                                    SEPT. 30,       December 31,
($ 000's)                                                2004               2003
--------------------------------------------------------------------------------
Syndicated Credit Facility
  - Revolver                                                -              6,462
  - Non-Revolving Credit Facility,
      current portion (note 5)                              -              1,266
  - Supplemental Term Credit Facility,
      current portion (note 5)                              -                467
Customer prepayments for
  zinc concentrate                                          -                646
Other                                                     637              1,488
--------------------------------------------------------------------------------
                                                          637             10,329

      On January 30, 2004, the Revolver was fully repaid and is no longer available.

5. LONG-TERM DEBT
                                              SEPT. 30,       December 31,
($000 's)                                          2004               2003
--------------------------------------------------------------------------
Non-Revolving Credit Facility                         -             11,393
Supplemental Term Credit Facility                     -              4,201
Reimbursable government assistance,
   discounted at rate of 8%                       1,421              1,412
Customer prepayments for
   zinc concentrates                                  -                646
Other                                                 -              1,277
--------------------------------------------------------------------------
Total                                             1,421             18,929
Less: current portion                                 -              3,412
--------------------------------------------------------------------------
                                                  1,421             15,517

      On January 30, 2004, the Non-Revolving Credit Facility and the Supplemental Term Credit Facility were fully repaid and cannot be redrawn. The Company's various credit facilities were repaid using a portion of the proceeds of the sale of units to a syndicate of underwriters (see note 8(a)).


Renewed Commitment to Growth            17            Breakwater Resources, Ltd.

6.    RECLAMATION, CLOSURE COST ACCRUALS AND
      OTHER ENVIRONMENTAL OBLIGATIONS

The Reclamation, Closure Cost Accruals and Other Environmental Obligations shown on the balance sheet comprise:

                                                    SEPT. 30,       December 31,
($ 000's)                                                2004               2003
--------------------------------------------------------------------------------
Asset retirement obligations
  (see note 1 "New
  pronouncements")                                     47,453             30,237
Closure cost accruals                                   4,516              4,016
Other environmental
  obligations (see note below)                         12,266                  -
--------------------------------------------------------------------------------
                                                       64,235             34,253
Less current portion                                   16,430                  -
--------------------------------------------------------------------------------
                                                       47,805             34,253

      Other environment obligations represent expenditures required to complete modifications to the tailings facility at the Myra Falls Mine. The Company expects to complete the work required by 2007. The full amount of the estimated obligation was recorded and is offset by actual expenditures incurred. The actual expenditures since acquisition were $2,599,000. The current portion of $7,694,000 is included in "Current portion of reclamation, closure cost accruals and other environmental obligations" on the balance sheet.

Asset Retirement Obligations - ($000's)
-------------------------------------------------------------------------------
As at December 31, 2003                                                  30,237
Accretion (included in reclamation
   and closure costs)                                                       540
Impact of foreign exchange                                                  107
-------------------------------------------------------------------------------
As at March 31, 2004                                                     30,884
Accretion (included in reclamation
   and closure costs)                                                       586
Expenditures                                                                (30)
Impact of foreign exchange                                                  125
-------------------------------------------------------------------------------
As at June 30, 2004                                                      31,565
Accretion (included in reclamation
   and closure costs)                                                       726
Expenditures                                                             (2,734)
Addition on acquisition of Myra Falls Mine                               18,291
Impact of foreign exchange                                                 (395)
-------------------------------------------------------------------------------
As at September 30, 2004                                                 47,453
Less: current portion included in
   Current portion of reclamation,
   closure cost accruals and other
   environmental obligations                                              8,736
-------------------------------------------------------------------------------
                                                                         38,717

      The estimated amount of undiscounted cash flows required to satisfy the asset retirement obligations as at September 30, 2004 was $120,030,000 (December 31, 2003 - $37,088,000). The expected timing of payments of the cash flows ranges from 2004 to 2117, and the credit-adjusted risk-free rates at which the estimated cash flows have been discounted range from 7.17% to 7.89%. The estimated amount of undiscounted cash flows for September 30, 2004 includes an amount of $66,329,000, which is for treatment of water at the Myra Falls Mine, in perpetuity. At the end of the mine life, the Company has two options to fund the water treatment costs. The first would be to put on deposit $17,500,000, which amount is expected to generate sufficient cashflow to fully fund the water treatment costs. The second, subject to the necessary approvals from the government of British Columbia, would be to connect the hydroelectric generating facilities located at the Myra Falls Mine to the BC Hydro electrical grid and sell electrical power to the market. The expected revenue would be more than sufficient to fund the water treatment costs.

7. EMPLOYEE FUTURE BENEFITS

      The Company's unionized hourly employees at the Myra Falls Mine have a defined benefit pension plan. The hourly employees' benefits under this plan are specified by a collective agreement. Actuarial reports valuing this hourly plan are prepared every three years, with January 1, 2003 being the most recent valuation. The Company also provides extended health and dental benefits for certain employees of the Myra Falls Mine.

      The details of the Company's benefit plans as at September 30, 2004 are as follows:

                                                                          POST-RETIREMENT
                                                       PENSION             BENEFITS OTHER
                                                      BENEFITS               THAN PENSION
-----------------------------------------------------------------------------------------
Expected long-term rate of return
  on plan assets                                          7.75%                      7.75%
Discount rate on accrued pension
  obligations                                             6.25%                      6.25%
Extended health care rate of
  expense increase                                         - %          12% for the first
                                                                             15 years, 5%
                                                                               thereafter
Dental care rate of expense increase                       - %                       4.00%

($000's)
-----------------------------------------------------------------------------------------
Pension expenses:
  Current service cost                                     247                          4
  Interest cost of projected
     benefit obligation                                    430                         11
  Expected return on pension fund assets                  (402)                         -
  Net Amortization, deferrals and other                      -                          -
-----------------------------------------------------------------------------------------
                                                           275                         15
=========================================================================================
Plan assets:
  Market value of plan assets,
     as at July 23, 2004                                21,661                          -
  Expected return on plan assets                           402                          -
  Employer contributions                                   369                         12
  Benefits paid                                           (197)                       (12)
-----------------------------------------------------------------------------------------
  Market value of plan assets,
     at September 30, 2004                              22,235                          -
=========================================================================================
Accrued benefit obligation:
  Accrued benefit obligation,
     as at July 23, 2004                                28,033                        680
  Current service cost                                     247                          4
  Interest cost                                            268                         11
  Benefits paid                                           (197)                       (12)
  Actuarial (gain) loss                                      -                          -
-----------------------------------------------------------------------------------------
  Accrued benefit obligation,
     at September 30, 2004                              28,351                        683
=========================================================================================
Plan assets                                             22,235                          -
Accrued benefit obligation                              28,351                        683
-----------------------------------------------------------------------------------------
Pension liability                                       (6,116)                     ( 683)
=========================================================================================


Third Quarter 2004                  18

8. CAPITAL STOCK AND STOCK OPTIONS

(a) Common Shares

                                                    NUMBER
(000's)                                           OF SHARES              AMOUNT
-------------------------------------------------------------------------------
As at December 31, 2003
- as originally reported                            285,790           $ 287,743
Adjustment relating to options
   exercised under stock-based
   compensation (see note 1)                              -                  47
-------------------------------------------------------------------------------
December 31, 2003 - Restated                        285,790             287,790
Common shares issued for cash
   (see below)                                       57,143              33,757
Exercise of warrants                                  1,250                 243
Value ascribed to options exercised
   under stock-based compensation
   (see (d) below)                                        -                  57
Adjustment to flow-through
   share costs                                            -                   3
Employee share purchase plan                             79                  49
Employee share option plan
   - proceeds of options exercised                      133                  25
-------------------------------------------------------------------------------
As at March 31, 2004                                344,395             321,924
Value ascribed to options exercised
   under stock-based compensation
   (see (d) below)                                        -                   3
Employee share purchase plan                             96                  69
Employee share option plan
   - proceeds of options exercised                       18                   3
-------------------------------------------------------------------------------
As at June 30, 2004                                 344,509             321,999
Common shares issued on
   acquisition of Boliden Westmin
   (Canada) Limited (see note 2)                     18,000               8,081
Value ascribed to options exercised
   under stock-based compensation
   (see (d) below)                                        -                   8
Employee share purchase plan                             50                  11
Employee share option plan
   - proceeds of options exercised                      141                  65
-------------------------------------------------------------------------------
As at September 30, 2004                            362,700           $ 330,164

      On January 28, 2004, the Company completed the sale of 57,142,858 units to a syndicate of underwriters at a purchase price of $0.70 per unit, for net proceeds of $37,027,000, net of costs of issue of approximately $2,973,000. Each unit consisted of one Common Share and one-half of one Common Share purchase warrant. Each whole warrant entitles the holder to acquire one Common Share at a price of $1.00 at any time until January 27, 2009. The fair value of the warrants, issued on completion of the sale in the amount of $3,270,000, net of costs of issue, is shown on a combined basis with the warrants issued on the BWCL acquisition within shareholders' equity on the balance sheet as "Warrants".

(b) Options transactions were as follows:
                                                                      WEIGHTED-
                                                                        AVERAGE
                                                   OPTIONS             EXERCISE
                                                   (000's)                PRICE
-------------------------------------------------------------------------------
As at December 31, 2003                             8,885               $  1.25
Granted                                               915                  0.75
Exercised                                            (134)                 0.19
Cancelled                                             (19)                 1.34
-------------------------------------------------------------------------------
As at March 31, 2004                                9,647               $  1.22
Granted                                             4,000                  0.68
Exercised                                             (18)                 0.18
Cancelled                                             (27)                 0.18
-------------------------------------------------------------------------------
As at June 30, 2004                                13,602               $  1.07
Granted                                               450                  0.43
Exercised                                             (50)                 0.19
Cancelled                                             (10)                 1.05
-------------------------------------------------------------------------------
As at September 30, 2004                           13,992               $  1.05

The following table summarizes the information about the share options outstanding at September 30, 2004:

                                                  OPTIONS OUTSTANDING                                     OPTIONS EXERCISABLE
------------------------------------------------------------------------------------------   ---------------------------------
                                                                 WEIGHTED-
                                                                   AVERAGE      WEIGHTED-                           WEIGHTED-
                                    NUMBER                       REMAINING        AVERAGE         NUMBER              AVERAGE
  RANGE OF                     OUTSTANDING                     CONTRACTUAL       EXERCISE    EXERCISABLE             EXERCISE
  EXERCISE PRICES                  (000's)                            LIFE          PRICE        (000's)                PRICE
------------------------------------------------------------------------------------------   ---------------------------------
  $0.18 - $0.43                      5,377               7 years, 318 days          $0.23          3,526                $0.23
  $0.64 - $0.95                      5,015               4 years, 277 days          $0.70          2,005                $0.71
  $1.05 - $2.45                      1,608               3 years, 175 days          $1.59          1,608                $1.59
  $2.72 - $8.20                      1,992                 4 years, 7 days          $3.70          1,992                $3.70
------------------------------------------------------------------------------------------   ---------------------------------
                                    13,992                                                         9,131

      (c) On June 1, 2004, the shareholders of the Company approved an amendment to the share incentive plan (the "Plan") which is described in note 1 of the Company's consolidated financial statements for the year ended December 31, 2003, to increase the maximum number of Common Shares that may be issued under the Plan to 34,500,000 Common Shares, of which 7,500,000 will be the maximum number that may be issued under the share purchase plan, 23,000,000 will be the maximum number that may be issued under the share option plan, and 4,000,000 will be the maximum number that may be issued under the share bonus plan.

      (d) The Company's share option plan is disclosed in note 6(g) of the Company's consolidated financial statements for the year ended December 31, 2003. Compensation expense for the stock-based compensation plan for employees has been determined based upon the fair value of awards granted on or after January 1, 2002. The compensation expense for the three months ended September 30, 2004 of $192,000 (2003 - $30,000) and for the nine months ended September 30, 2004 of $612,000 (2003 - $263,000) is included in "General and administrative" expense on the consolidated statements of operations and deficit. Net compensation expense


Renewed Commitment to Growth            19            Breakwater Resources, Ltd.

of $543,000 (2003 - $253,000), and the proceeds of options exercised of $69,000 (2003 - $10,000), were credited to "Contributed Surplus" and Capital stock", respectively, within shareholders' equity on the balance sheet.

      The fair value of each option grant has been estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                  Three Months                   Nine Months
                               Ended Sept. 30,               Ended Sept. 30,
                             2004         2003             2004         2003
----------------------------------------------------------------------------
Expected life (years)          10           10               10           10
Risk free interest rate     4.36%        4.30%            4.51%        4.63%
Expected volatility           30%          44%              33%          46%
Dividend yield                 0%           0%               0%           0%

9. EARNINGS PER SHARE

      Earnings per Share ("EPS") has been calculated using the weighted-average number of shares outstanding during the period. The diluted EPS gives effect to the exercise of all outstanding options and warrants. Diluted earnings per Common Share data is not presented for 2003, as the exercise of options would not have been dilutive in 2003.

      The calculation of diluted earnings per share assumes that options and warrants with an exercise price lower than the average quoted market price were exercised at the later of the beginning of the period, or time of issue. In applying the treasury stock method, options and warrants with an exercise price greater than the average quoted market price of the Common Shares are not included in the calculation of diluted earnings per share as the effect would be anti-dilutive. The average quoted market price of the Common Shares during the three months ended September 30, 2004 was $0.42 (2003 - $0.27) and during the nine months ended September 30, 2004 was $0.53 (2003 - $0.22).

                                           Three Months              Nine Months
                                        Ended Sept. 30,          Ended Sept. 30,
(000's)                                 2004       2003         2004        2003
--------------------------------------------------------------------------------
Weighted-average number
   of Common Shares
   outstanding                       362,680    197,012      350,331     196,404
Incremental Common Shares
   on assumed exercise of
   options and warrants               19,990          -       23,183       4,568
--------------------------------------------------------------------------------
WEIGHTED-AVERAGE NUMBER
   OF COMMON SHARES USED
   FOR DILUTED EARNINGS
   PER SHARE                         382,670    197,012      373,514     200,972

10. INCOME AND MINING TAXES

      As at September 30, 2004 and December 31, 2003, the significant components of the Company's future tax assets (liabilities) were as follows:

                                                  SEPT. 30,        December 31,
($000's)                                               2004                2003
-------------------------------------------------------------------------------
Future tax assets
   Loss carry forwards                               72,753              19,043
Mineral properties and
   fixed assets                                     138,236              56,062
Reclamation and
   closure cost accruals                             21,516               5,354
-------------------------------------------------------------------------------
Future tax assets before
   valuation allowance                              232,505              80,459
Valuation allowance                                 232,505              79,269
-------------------------------------------------------------------------------
Future tax assets                                         -               1,190
Future tax liabilities
   Mineral properties - mining tax                   (2,021)               (962)
-------------------------------------------------------------------------------
Net future tax (liabilities) assets                  (2,021)               228

11. FINANCIAL INSTRUMENTS

      The Company's policy for financial instruments is disclosed in note 8 of the Company's consolidated financial statements for the year ended December 31, 2003.

      COMMODITY PRICE RISK

      The profitability of the Company is directly related to the market price of metals produced. The Company attempts to reduce price risk by hedging against the prices of metals for a portion of its production.

      The Company periodically enters into forward sales to effectively provide a minimum price for a portion of inventories and future production. These contracts are marked-to-market, and gains and losses are recognized in the relevant period. The Company also periodically enters into written call options. No call options have been entered into in either 2004 or 2003 other than those described below.

      The Company had the following contracts which were outstanding as at September 30, 2004 and December 31, 2003:

                                                              Average
SEPTEMBER 30, 2004                            Quantity      Price (US)               Maturity
----------------------------------------------------------------------------------------------
Silver forward sale                     150,000 ounces       $    7.70              October -
                                                             per ounce               December
                                                                                         2004
----------------------------------------------------------------------------------------------
Gold forward sale                        10,000 ounces       $  416.18             November -
                                                             per ounce               December
                                                                                         2004
----------------------------------------------------------------------------------------------
Lead forward sale                           325 tonnes       $     850          December 2004
                                                             per tonne

                                                               Average
December 31, 2003                             Quantity       Price (US)               Maturity
----------------------------------------------------------------------------------------------
Zinc forward sale                         4,600 tonnes       $     969           January 2004
                                                            per tonne
----------------------------------------------------------------------------------------------
Silver call options                     250,000 ounces       $    5.42              January -
                                                             per ounce          February 2004
----------------------------------------------------------------------------------------------
Gold call options                         2,500 ounces       $     395              January -
                                                             per ounce          February 2004
----------------------------------------------------------------------------------------------


Third Quarter 2004                  20

12. SEGMENT INFORMATION

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
($000's)
(Unaudited)

--------------------------------------------------------------------------------


GEOGRAPHIC LOCATION                                   LATIN AMERICA
--------------------------------------------------------------------------------
                                                 EL            EL
OPERATING SEGMENT                           MOCHITO         TOQUI
                                               MINE          MINE         TOTAL
--------------------------------------------------------------------------------
Net revenue                                  35,247        13,185        48,432
Depreciation and depletion                   (2,527)       (2,371)       (4,898)
Reclamation and closure costs                  (471)         (225)         (696)
Contribution (loss) from mining
   activities                                 9,034         1,334        10,368
General and administrative                        -             -             -
Interest and financing                            -             -             -
Investment and other income
   (expense)                                      -             -             -
Foreign exchange loss on US dollar
   denominated debt                               -             -             -
Other non-producing property (costs)
   income                                         -             -             -
Income and mining (taxes) recovery              (92)            -           (92)
Net earnings (loss)                           8,942         1,334        10,276
Capital expenditures                          4,523         7,018        11,541
Identifiable assets                          36,137        39,959        76,096

------------------------------------------------------------------------------------------------------------------


GEOGRAPHIC LOCATION                                            CANADA
------------------------------------------------------------------------------------------------------------------
                                                                       BOUCHARD                    MYRA
OPERATING SEGMENT                            NANISIVIK     CARIBOU      -HEBERT    LANGLOIS       FALLS
                                                  MINE        MINE         MINE       MINE         MINE    TOTAL
------------------------------------------------------------------------------------------------------------------
Net revenue                                          -           -       48,629          -        2,805   51,434
Depreciation and depletion                           -           -       (5,176)         -       (1,396)  (6,572)
Reclamation and closure costs                     (536)       (274)      (1,210)       (64)        (165)  (2,249)
Contribution (loss) from mining
   activities                                     (536)       (274)      18,064        (64)      (1,456)  15,734
General and administrative                           -           -            -          -            -        -
Interest and financing                               -           -            -          -            -        -
Investment and other income
   (expense)                                         -           -            -          -            -        -
Foreign exchange loss on US dollar
   denominated debt                                  -           -            -          -            -        -
Other non-producing property (costs)
   income                                       (2,416)     (1,010)           -        (71)           -   (3,497)
Income and mining (taxes) recovery                   -           -       (1,059)         8            -   (1,051)
Net earnings (loss)                             (2,952)     (1,284)      17,005       (127)      (1,456)  11,186
Capital expenditures                              (200)          -        1,154      2,518        1,089    4,561
Identifiable assets                              9,459       2,623       17,901     44,663       80,694  155,340

------------------------------------------------------------------------------------
                                                                CORPORATE
                                                                  AND         CONSOL-
GEOGRAPHIC LOCATION                              TUNISIA         OTHER        IDATED
------------------------------------------------------------------------------------

OPERATING SEGMENT                               BOUGRINE
                                                    MINE
------------------------------------------------------------------------------------
Net revenue                                       16,628           365       116,859
Depreciation and depletion                        (6,209)         (633)      (18,312)
Reclamation and closure costs                       (329)            -        (3,274)
Contribution (loss) from mining
   activities                                     (3,977)         (267)       21,858
General and administrative                             -        (7,508)       (7,508)
Interest and financing                                 -          (260)         (260)
Investment and other income
   (expense)                                           -          (816)         (816)
Foreign exchange loss on US dollar
   denominated debt                                    -          (431)         (431)
Other non-producing property (costs)
   income                                              -           (56)       (3,553)
Income and mining (taxes) recovery                     -           814          (329)
Net earnings (loss)                               (3,977)       (8,524)        8,961
Capital expenditures                                 608           484        17,194
Identifiable assets                               18,282        20,427       270,145

      Information about major customers

      Of the Company's total consolidated net revenue in the nine months ended September 30, 2004, revenue from one customer of $40,418,000 was generated from the Bouchard-Hebert Mine and revenue from a second customer of $18,194,000 consisted of $11,163,000 that was generated from the El Mochito Mine, $2,541,000 that was generated from the El Toqui Mine, $2,632,000 that was generated from the Myra Falls Mine and $1,858,000 that was generated from the Bougrine Mine and revenue from a third customer of $11,747,000 consisted of $8,553,000 that was generated from the El Toqui Mine and $3,194,000 that was generated from the El Mochito Mine.

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003
($000's)
(Unaudited) (Restated - note 1)

---------------------------------------------------------------------------------------------------------------


GEOGRAPHIC LOCATION                     LATIN AMERICA                       CANADA
---------------------------------------------------------------------------------------------------------------
                                    EL        EL                                BOUCHARD
OPERATING SEGMENT              MOCHITO     TOQUI           NANISIVIK   CARIBOU   -HEBERT   LANGLOIS
                                  MINE      MINE     TOTAL      MINE      MINE      MINE       MINE     TOTAL
---------------------------------------------------------------------------------------------------------------
Net revenue                     26,868     9,568    36,436     5,660         -    37,501          -    43,161
Depreciation and depletion      (3,035)   (2,155)   (5,190)        -         -    (7,999)         -    (7,999)
Reclamation and closure costs     (529)     (225)     (754)   (2,682)     (254)     (901)         -    (3,837)
Contribution (loss) from
   mining activities             1,035    (1,073)      (38)   (2,883)     (254)   (1,465)         -    (4,602)
General and administrative           -         -         -         -         -         -          -         -
Interest and financing               -         -         -         -         -         -          -         -
Investment and other income          -         -         -         -         -         -          -         -
Foreign exchange gain on
   US dollar denominated debt        -         -         -         -         -         -          -         -
Other non-producing property
   income (costs)                    -         -         -      (313)   (1,156)        -        (65)   (1,534)
Income and mining (taxes)
   recovery                       (131)        -      (131)        -         -        26          4        30
Net earnings (loss)                904    (1,073)     (169)   (3,196)   (1,410)   (1,439)       (61)   (6,106)
Capital expenditures             1,514     4,539     6,053       (36)        -         -      1,282     1,246
Identifiable assets             31,937    33,468    65,405     7,670     2,657    20,909     41,171    72,407

---------------------------------------------------------------
                                           CORPORATE
                                               AND    CONSOL-
GEOGRAPHIC LOCATION              TUNISIA     OTHER    IDATED
---------------------------------------------------------------

OPERATING SEGMENT               BOUGRINE
                                    MINE
---------------------------------------------------------------
Net revenue                       14,796         -    94,393
Depreciation and depletion        (5,527)     (304)  (19,020)
Reclamation and closure costs       (205)        -    (4,796)
Contribution (loss) from
   mining activities              (6,053)     (304)  (10,997)
General and administrative             -    (4,012)   (4,012)
Interest and financing                 -    (2,242)   (2,242)
Investment and other income            -       950       950
Foreign exchange gain on
   US dollar denominated debt          -     9,625     9,625
Other non-producing property
   income (costs)                      -    10,413     8,879
Income and mining (taxes)
   recovery                          148      (222)     (175)
Net earnings (loss)               (5,905)   14,208     2,028
Capital expenditures                 517        49     7,865
Identifiable assets               27,087    15,886   180,785

      Information about major customers

      Of the Company's total consolidated net revenue in the nine months ended September 30, 2003, revenue from one customer of $34,021,000 was generated from the Bouchard-Hebert Mine and revenue from another customer of $10,248,000 consisted of $5,385,000 that was generated from the Bougrine Mine and $4,363,000 that was generated from the El Toqui Mine.


Renewed Commitment to Growth            21            Breakwater Resources, Ltd.

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2004
($000's)
(Unaudited)

------------------------------------------------------------------------------------------------------------------------------------


GEOGRAPHIC LOCATION                             LATIN AMERICA                              CANADA
------------------------------------------------------------------------------------------------------------------------------------
                                    EL       EL                                          BOUCHARD                   MYRA
OPERATING SEGMENT              MOCHITO    TOQUI                NANISIVIK     CARIBOU      -HEBERT    LANGLOIS      FALLS
                                  MINE     MINE         TOTAL       MINE        MINE         MINE       MINE        MINE     TOTAL
------------------------------------------------------------------------------------------------------------------------------------
Net revenue                     15,909    5,990        21,899          -           -       14,707          -       2,805    17,512
Depreciation and depletion        (842)    (842)       (1,684)         -           -       (1,827)         -      (1,396)   (3,223)
Reclamation and closure costs     (158)     (74)         (232)      (179)        (91)        (397)       (21)       (165)     (853)
Contribution (loss) from
   mining activities             3,689    1,038         4,727       (179)        (91)       5,452        (21)     (1,456)    3,705
General and administrative           -        -             -          -           -            -          -           -         -
Interest and financing               -        -             -          -           -            -          -           -         -
Investment and other expense         -        -             -          -           -            -          -           -         -
Other non-producing property
   costs                             -        -             -       (731)       (293)           -         (9)          -    (1,033)
Income and mining (taxes)
   recovery                        (20)       -           (20)         -           -         (289)         2           -      (287)
Net earnings (loss)              3,669    1,038         4,707      ( 910)       (384)       5,163        (28)     (1,456)    2,385
Capital expenditures             1,429    1,474         2,903       (200)          -          392      1,319       1,089     2,600
Identifiable assets             36,137   39,959        76,096      9,459       2,623       17,901     44,663      80,694   155,340

-----------------------------------------------------------------------
                                                CORPORATE
                                                      AND       CONSOL-
GEOGRAPHIC LOCATION                 TUNISIA         OTHER        IDATED
-----------------------------------------------------------------------

OPERATING SEGMENT                  BOUGRINE
                                       MINE
-----------------------------------------------------------------------
Net revenue                           4,001          (524)       42,888
Depreciation and depletion           (1,792)         (257)       (6,956)
Reclamation and closure costs          (129)            -        (1,214)
Contribution (loss) from
   mining activities                 (1,006)         (778)        6,648
General and administrative                -        (2,072)       (2,072)
Interest and financing                    -           (74)          (74)
Investment and other expense              -          (694)         (694)
Other non-producing property
   costs                                  -           (58)       (1,091)
Income and mining (taxes)
   recovery                               -           (24)         (331)
Net earnings (loss)                  (1,006)       (3,700)        2,386
Capital expenditures                    205           (14)        5,694
Identifiable assets                  18,282        20,427       270,145

      Information about major customers

      Of the Company's total consolidated net revenue in the three months ended September 30, 2004, revenue from one customer of $14,085,000 consisted of $8,912,000 that was generated from the El Mochito Mine, $2,632,000 that was generated from the Myra Falls Mine and $2,541,000 that was generated from the El Toqui Mine, revenue from a second customer of $7,220,,000 was generated from the Bouchard Mine and revenue from a third customer of $6,415,000 consisted of $3,221,000 that was generated from the El Toqui Mine and $3,194,000 that was generated from the El Mochito Mine.

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2003
($000 's)
(Unaudited) (Restated - note 1)

--------------------------------------------------------------------------------------------------------------


GEOGRAPHIC LOCATION                    LATIN AMERICA                        CANADA
--------------------------------------------------------------------------------------------------------------
                                    EL        EL                                BOUCHARD
OPERATING SEGMENT              MOCHITO     TOQUI           NANISIVIK   CARIBOU   -HEBERT   LANGLOIS
                                  MINE      MINE     TOTAL      MINE      MINE      MINE       MINE     TOTAL
--------------------------------------------------------------------------------------------------------------
Net revenue                      8,165     2,524    10,689       572         -    11,423          -    11,995
Depreciation and depletion        (993)     (821)   (1,814)        -         -    (2,591)         -    (2,591)
Reclamation and closure costs     (170)      (72)     (242)   (1,029)      (85)     (295)         -    (1,409)
Contribution (loss) from
   mining activities             1,073      (617)      456      (957)      (85)     (837)         -    (1,879)
General and administrative           -         -         -         -         -         -          -         -
Interest and financing               -         -         -         -         -         -          -         -
Investment and other income          -         -         -         -         -         -          -         -
Foreign exchange loss on
   US dollar denominated debt        -         -         -         -         -         -          -         -
Other non-producing property
   (costs) income                    -         -         -       (77)     (324)        -        (16)     (417)
Income and mining (taxes)
   recovery                        (47)        -       (47)        -         -        35          1        36
Net earnings (loss)              1,026     ( 617)      409    (1,034)     (409)     (802)       (15)   (2,260)
Capital expenditures               908     1,668     2,576         -         -         -        327       327
Identifiable assets             31,937    33,468    65,405     7,670     2,657    20,909     41,171    72,407

-----------------------------------------------------------
                                        CORPORATE
                                              AND   CONSOL-
GEOGRAPHIC LOCATION            TUNISIA      OTHER    IDATED
-----------------------------------------------------------

OPERATING SEGMENT             BOUGRINE
                                  MINE
-----------------------------------------------------------
Net revenue                       4,235         -    26,919
Depreciation and depletion       (1,771)     (140)   (6,316)
Reclamation and closure costs       (69)        -    (1,720)
Contribution (loss) from
   mining activities             (2,277)     (140)   (3,840)
General and administrative            -    (1,098)   (1,098)
Interest and financing                -      (658)     (658)
Investment and other income           -       343       343
Foreign exchange loss on
   US dollar denominated debt         -      (146)     (146)
Other non-producing property
   (costs) income                     -       100      (317)
Income and mining (taxes)
   recovery                          (3)      (11)      (25)
Net earnings (loss)              (2,280)   (1,610)   (5,741)
Capital expenditures                 14      (336)    2,581
Identifiable assets              27,087    15,886   180,785

    Information about major customers

    Of the Company's total consolidated net revenue in the three months ended September 30, 2003, revenue from one customer of $8,437,000 was generated from the Bouchard-Hebert Mine, revenue from another customer of $2,821,000 was generated from the Bougrine Mine and revenue from a third customer of $3,270,000 was generated from the El Mochito Mine and revenue from a fourth customer of $3,072,000 was generated from the El Mochito Mine.


Third Quarter 2004                  22

13. ANALYSIS OF CHANGES IN NON-CASH WORKING CAPITAL ITEMS

                                            Three Months                   Nine Months
                                         Ended Sept. 30,               Ended Sept. 30,
                                      2004          2003            2004          2003
--------------------------------------------------------------------------------------
                                               (Restated                     (Restated
                                               - note 1)                     - note 1)
Accounts receivable
   - concentrate                     1,044         2,558           3,685        13,126
Other receivables                     (215)         (354)         (2,042)        1,191
Concentrate
   inventory                       (11,418)       (1,350)        (15,611)        3,797
Materials and supplies
   inventory                        (2,903)          529          (2,645)        1,500
Prepaid expenses
   and other
   current assets                      688           461          (1,284)         (561)
Accounts payable
   and accrued
   liabilities                     (22,916)       (1,997)        (12,287)       (5,212)
Current portion
   of reclamation,
   closure cost
   accruals and other
   environmental
   obligations                      25,030             -          16,430             -
Provisional payments
   for concentrate
   inventory shipped
   and not priced                   (6,887)         (805)           (108)       (6,847)
Income and mining
   taxes payable                     1,631            42           1,519            68
--------------------------------------------------------------------------------------
                                   (15,946)         (916)        (12,343)        7,062


Renewed Commitment to Growth            23            Breakwater Resources, Ltd.

MANAGEMENT AND CORPORATE INFORMATION

DIRECTORS              John D. Bracale          TRANSFER AGENT                  Computershare Trust       E-MAIL
Garth A. C. MacRae     VP, Latin America and    AND REGISTRAR                   Company Inc.              investorinfo@breakwater.ca
Chairman               Corporate Logistics      Computershare Trust             350 Indiana Street,
Colin K. Benner        Robert Byrd, Jr.,        Company of Canada               Suite 800                 WEBSITE
Gordon F. Bub          VP, Latin American       100 University Ave., 9th Flr    Golden, Colorado          www.breakwater.ca
Donald K. Charter      Operations               Toronto, ON M5J 2Y1             U.S.A. 80401
Jonathan C. Goodman    J. Steven Hayes          Tel: (514) 982-7555             Tel: (303) 262-0600       SHARES TRADED
Jan C. Johansson       VP, Marketing                 (800) 564-6253             Fax: (303) 262-0603       Toronto Stock Exchange
Allen J. Palmiere      William M. Heath         Fax: (416) 263-9524                                       Symbol - BWR
A. Murray Sinclair, Jr.VP, Administration            (866) 249-7775             CORPORATE AND
                       Torben Jensen            E-Mail:                         REGISTERED OFFICE         AUDITORS
                       VP, Engineering                                          95 Wellington Street      Deloitte & Touche LLP
OFFICERS               Leroy A. Fong            service@computershare.com       West
Colin K. Benner        Controller               www.computershare.com           Suite 950                 Suite 1700
 President and CEO     E. Ann Wilkinson                                         Toronto, Ontario M5J 2N7  5140 Yonge Street
Richard R. Godfrey     Corporate Secretary      CO-TRANSFER AGENTS              Tel: (416) 363-4798       Toronto, ON
 VP, Finance and CFO                            Computershare Trust             Fax: (416) 363-1315       M2N 6L7
John B. McCombe                                        Company of Canada                                  Tel: (416) 601-6150
 VP, Operations                                 510 Burrard Street
                                                2nd Floor
                                                Vancouver, BC V6C 3B9

BREAKWATER RESOURCES LTD.
WWW.BREAKWATER.CA


Third Quarter 2004